Exhibit 10.1

CREDIT AGREEMENT

among

WIRELESS FACILITIES, INC.,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent,
Lender and
Letter of Credit Issuing Lender

and

THE OTHER FINANCIAL
INSTITUTIONS PARTIES HERETO

with

KEYBANC CAPITAL MARKETS,

as Designated Sole Arranger and
Sole Book Manager

Dated as of October 2, 2006

$85,000,000 Revolving Credit Facility

i

Page

10.26	ENTIRE AGREEMENT	80

v

EXHIBITS

A	Form of Request for Extension of Credit

B	Form of Compliance Certificate

C	Form of Note

D	Form of Assignment and Acceptance

E-1	Form of General Security Agreement

E-2	Form of Intellectual Property Security Agreement

E-3	Form of UK Pledge Agreement

F	Form of Multi-Party Guaranty

G	Form of Acceptance Letter

H	Forms of Opinions of Counsel

SCHEDULES

2.1	Commitments and Pro Rata Shares

5.1	Material Subsidiaries and First-Tier Material Foreign Subsidiaries

7.1	Existing Indebtedness and Liens

7.4	Disposition of Property

10.2	Offshore and Domestic Lending Offices, Addresses for Notices

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement’) is entered into as of October 2, 2006, by and among WIRELESS FACILITIES, INC., a Delaware corporation (“Borrower”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, as a Lender and as Issuing Lender hereunder, such other lenders as shall from time to time be party hereto with KEYBANC CAPITAL MARKETS as designated Sole Arranger and Sole Book Manager hereunder.

RECITAL

Borrower has requested that Lenders and Issuing Lender provide a revolving line of credit, and Lenders, Issuing Lender and Administrative Agent are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION I
DEFINITIONS AND ACCOUNTING TERMS

1.1          DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or any division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Administrative Agent” means KeyBank National Association, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as Administrative Agent hereafter may designate by written notice to Borrower and Lenders.

“Administrative Agent-Related Persons” means Administrative Agent (including any successor agent), together with its Affiliates (including, in the case of KeyBank, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with another Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Applicable Margin” means the following amounts per annum (expressed in basis points per annum), based upon the Total Leverage Ratio:

Total Leverage Ratio	Offshore Rate Margin (bps)	Base Rate Margin (bps)	Commitment Fee (bps)

X ≥ 3.50	350.0	150.0	75.0
X is ≥ 3.00 but < 3.50	300.0	100.0	75.0
X is ≥ 2.50 but < 3.00	250.0	50.0	60.0
X is ≥ 2.00 but < 2.50	225.0	25.0	50.0
X is ≥ 1.5 but < 2.00	200.0	0.0	40.0
X < 1.5	175.0	0.0	30.0

For purposes of Borrower’s payment of interest in accordance with Section 2.6 and the Commitment Fee specified in Section 2.7(a), each Applicable Margin calculated in accordance with the most recent Compliance Certificate received by Administrative Agent shall be in effect from the date such Compliance Certificate is received by Administrative Agent to but excluding the date the next Compliance Certificate is received; provided, however, that the Applicable Margin from the Closing Date until Administrative Agent’s receipt of Borrower’s first Compliance Certificate shall be the amounts set forth above as applying the Total Leverage Ratio set forth on a pro forma Compliance Certificate calculated as of June 30, 2006 (with adjustment for the MRC Acquisition and any Borrowing hereunder in connection therewith) and delivered on or before the Closing Date;  provided, further, that after the Closing Date Borrower may submit another pro forma Compliance Certificate for the period ending September 29, 2006 and the Applicable Margin will be adjusted to reflect the Total Leverage Ratio set forth therein.

“Applicable Payment Date” means, (a) as to any Offshore Rate Loan, the last day of the relevant Interest Period or every ninety days, whichever is earlier, any date that such Loan is prepaid or converted in whole or in part and the Maturity Date; and (b) as to any other Obligations; the last Business Day of each calendar quarter and the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of Administrative Agent.

“Arranger” means KeyBanc Capital Markets, in its capacity as “Sole Arranger” and “Sole Book Manager.”

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable attorney’s and other fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet, income statement and cash flows of Borrower and its Subsidiaries for each 52 or 53 week year, as applicable, on or about December 31.

“Base Rate” means a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1 % and (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its “prime rate.” Such prime rate is a rate set by KeyBank based upon various factors including KeyBank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by KeyBank shall take effect at the opening of business on the day specified in the public announcement of such change. If KeyBank ceases to establish or publish a prime rate, the applicable Base Rate thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported).

“Base Rate Loan” means a Loan made in not less than the Minimum Amount pursuant to Requisite Notice to Administrative Agent by delivering a Request for Extension of Credit not later than the Requisite Time and specified to be a Base Rate Loan or if not designated otherwise. Interest on each Base Rate Loan shall be calculated using the Applicable Margin for the Base Rate effective as of the date of the advance of such Base Rate Loan.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” and “Borrow” each mean a borrowing of Loans hereunder.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Cleveland, Ohio; New York, New York; San Francisco, California; or (if interest is being determined by reference to the Offshore Rate) London, England are generally authorized or obligated, by law or executive order, to close.

“Capital Leases” means any and all leases under which certain obligations are required to be capitalized on the books of a lessee in accordance with GAAP.

“Cash Acquisition Consideration” means the amount of cash paid or payable prior to the Maturity Date in connection with an Acquisition including, without limitation, (a) all amounts recorded on the books of Borrower or any Subsidiary as deferred liabilities (whether or not characterized as an earn-out) determined as of the Acquisition date, (b) contingent liabilities (whether or not characterized as an earn-out) determined as of the date paid, (c) Indebtedness assumed or incurred in connection with such Acquisition and (d) Indebtedness of such Persons as are acquired in such Acquisition.

“Change of Control” means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than forty-five percent 45% of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) during any period of twelve (12) consecutive months, the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement (but excluding any Material Indebtedness Agreement between the Borrower and any Subsidiary or between any Subsidiaries) (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing).

“Closing Date” means the date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Commitment” means, for each Lender, the amount set forth opposite such Lender’s name on Schedule 2.1, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement (collectively, the “combined Commitments”).

“Commitment Fee” has the meaning set forth in Section 2.7 hereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Responsible Officer of Borrower.

“Consolidated EBITDA” means the sum of the following, provided that the items contained in clauses (b)-(h) below shall be added to (a) only to the extent they have been deducted in the calculation of Consolidated Net Income:

(a)           Consolidated Net Income; provided that all items of gain, income, loss or expense that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring (but do not fall within clauses (b)-(h) below) shall be excluded from such Consolidated Net Income;

(b)           Consolidated Interest Charges;

(c)           The amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income;

(d)           The amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, including any impairment of goodwill or other purchased intangibles as defined under FAS 142 or FAS 144;

(e)           Any non-cash stock based compensation charges in such period pursuant to GAAP;

(f)            The amount of non-cash costs from discontinued operations, the disposal of assets or changes to GAAP;

(g)           The amount of earn-out or similar payments required to be reported as compensation expense instead of goodwill; and

(h)           The amount of non-recurring cash charges resulting from discontinued operations or the disposal of assets in an amount not to exceed $7,500,000 in any period of four consecutive fiscal quarters; provided that if, for any period of four consecutive fiscal quarters, the Total Leverage Ratio (calculated without giving effect to this clause (h) for such period) is greater than 2.00 to 1.00, the amount of such non-recurring cash charges which may be added back to Consolidated EBITDA for such four consecutive quarter period and the immediately preceding four consecutive fiscal quarters shall not exceed $10,000,000.

For purposes of calculating Consolidated EBITDA for any period in connection with each of the Total Leverage Ratio and the Fixed Charge Coverage Ratio, if during such period the Borrower or any Subsidiary shall have made any Permitted Acquisition (but, for purposes of calculating the Fixed Charge Coverage Ratio, the only Permitted Acquisition referred to in this paragraph will be the MRC Acquisition) after June 30, 2006, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Permitted Acquisition as if such Permitted Acquisition occurred on the first day of such period and so long as the pro forma effect and add-backs may be derived from the Income Statement, as prepared in connection with the Permitted Acquisition, as approved by the Administrative Agent (which approval shall not be unreasonably withheld).

“Consolidated Interest Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses payable by Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent payable by Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP and (c) the portion of rent under any Synthetic Lease Obligation that would be treated as interest in accordance with GAAP if the Synthetic Lease Obligation were treated as a Capital Lease under GAAP.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, net income of Borrower and its Subsidiaries in accordance with GAAP.

“Continuation” and “Continue” mean, with respect to any Offshore Rate Loan, the continuation of such Offshore Rate Loan as an Offshore Rate Loan on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion” and “Convert” mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

“Credit Party” means Borrower and each Guarantor.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Base Rate plus the applicable margin specified in the definition of Applicable Margin, if any, applicable to Base Rate Loans, plus 2% per annum; provided, however, that with respect to an Offshore Rate Loan, the Default Rate shall be an interest rate equal to the interest rate otherwise applicable to such Loan, plus the Applicable Margin specified for Offshore Rate Loans, plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Disclosure Letter” means that Disclosure Letter of even date herewith and delivered to Administrative Agent together with this Agreement.

“Disposition” or “Dispose” mean the sale, transfer, License Disposition or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that an issuance by Borrower of its Equity Securities shall not be a Disposition.

“Dollar,” “USD” and “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Eligible Assignee” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; (d) another Lender; (e) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies; or (f) other lenders or institutional investors consented to in writing in advance by Administrative Agent and Borrower. Neither Borrower nor any Affiliate of Borrower shall be an Eligible Assignee.

“Employee Benefits Plan” means a 401k plan, employee stock purchase program, deferred compensation program or similar programs from time to time maintained by Borrower or any of its Subsidiaries.

“ENCO Systems” means collectively ENCO Systems, Inc. and ENCO Systems Partnership, Ltd.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property of Borrower.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing, other than convertible debt securities which have not been converted into common stock, preferred stock, participations, shares, partnership interests or other equity interests in any such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Federal statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing with the PBGC of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Escrowed Securities” means the Cuculic Collateral, as such term is defined in Section 1 of the General Security Agreement.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Event of Default” means any of the events specified in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal statute.

“Existing Lender” has the meaning specified in Section 2.12(d).

“Extension of Credit” means (a) a Borrowing, Conversion or Continuation of Loans and (b) a Letter of Credit Action wherein a new Letter of Credit is issued or which has the effect of increasing the amount of, extending the maturity of, or making a material modification to an outstanding Letter of Credit or the reimbursement of drawings thereunder.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to KeyBank on such day on such transactions as determined by Administrative Agent.

“Fee Letter” has the meaning specified in Section 2.7(b).

“First-Tier Material Foreign Subsidiary” means a direct Foreign Subsidiary of either Borrower or a Domestic Subsidiary that is also a Material Subsidiary.

“Fixed Charge Coverage Ratio” means as of any date of determination the ratio of (a) Borrower’s Consolidated EBITDA for the preceding four fiscal quarters most recently ended plus consolidated operating lease expenses (as determined in accordance with GAAP) during such period to (b) the sum of Borrower’s consolidated capital expenditures (excluding, however, up to (i) $3,000,000 of costs related to the Oracle upgrade project that were spent through September 29, 2006 and (ii) an additional $1,000,000 related to such Oracle upgrade project spent between September 30, 2006 and September 28, 2007), Consolidated Interest Charges, consolidated operating lease expenses and consolidated cash income taxes paid (less cash income tax refunds actually received) (all as determined in accordance with GAAP) for the four fiscal quarters most recently ended.

“Foreign Subsidiary” shall mean a Subsidiary that is organized outside of the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied; provided however that for purposes of calculating the Total Leverage Ratio, the Liquidity Ratio and the Fixed Charge Coverage Ratio (and in each case the components thereof), GAAP shall mean GAAP as in effect and applied on the Closing Date, without giving effect to any subsequent change in such principles.

“General Security Agreement” means that certain Security Agreement dated as of the date hereof, in favor of Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share) by Borrower and each Guarantor in the form of Exhibit E-1 hereto.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

“Guarantor” shall mean each Domestic Subsidiary which is a Material Subsidiary in existence on the date hereof (as set forth on Schedule 5.1 hereof) and thereafter any other Domestic Subsidiary that shall become an obligor under the Multi-Party Guaranty pursuant to the terms of Section 6.12.

“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by such Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature, in each such case, given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include performance bond or other bond guarantees or endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Hazardous Substance” means any substance, material or waste, including asbestos and petroleum (including crude oil or any fraction thereof), which is or becomes designated, classified or regulated as “toxic,” “hazardous,” a “pollutant” or similar designation under any Laws.

“Indebtedness” means:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)           any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments, but excluding performance bonds and guaranties thereof (whether in the form of a letter of credit or otherwise);

(c)           net obligations under any Swap Contract (excluding, however, any interest rate or foreign exchange swap transactions) in an amount equal to the Swap Termination Value of such Swap Contract;

(d)           with or without recourse, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements);

(e)           Capital Leases or Synthetic Lease Obligations, where (i) the amount of Indebtedness in the case of Capital Leases shall be the amount of the capitalized lease liability appearing on Borrower’s financial statements delivered in accordance with Sections 6.l (a) and (b) of this Agreement and (ii) the amount of Indebtedness in the case of Synthetic Lease Obligations shall be the sum of all outstanding principal advances and any other sums advanced and outstanding pursuant to the Synthetic Lease Obligations;

(f)            all obligations under asset securitization financing transactions, including recourse sales of receivables but exclusive of nonrecourse sales of receivables; and

(g)           all Guaranty Obligations of such Person in respect of any of the foregoing obligations of any other Person.

For all purposes of this Agreement, the Indebtedness of any Person shall include, the Indebtedness of any partnership or joint venture (to the extent the joint venture consists of a legal entity where a joint venturer has pass-through liability for all of the debts of the joint venture) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject to customary recourse exceptions acceptable to Requisite Lenders).

“Indemnified Liabilities” has the meaning set forth in Section 10.14.

“Indemnitees” has the meaning set forth in Section 10.14.

“Interest Period” means for each Offshore Rate Loan, (i) initially, the period commencing on the date such Offshore Rate Loan is disbursed or Continued or Converted into such Offshore Rate Loan, and (ii) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (x) the scheduled Maturity Date, or (y) one, two, three or six months thereafter, as elected by Borrower; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such

Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           unless Administrative Agent otherwise consents, there may not be more than five (5) Interest Periods for Offshore Rate Loans in effect at any time.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the date hereof, in favor of Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share) by Borrower and each Guarantor in the form of Exhibit E-2 hereto.

“Investment” means, as to any Person, any investment by such Person, whether by means of the purchase or other acquisition of stock or other securities of any other Person or by means of a loan, creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means KeyBank National Association, or any other Lender, who from time to time effects a Letter of Credit Action in accordance with the terms of this Agreement.

“KeyBank” means KeyBank National Association.

“Laws” or “Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lender from time to time party hereto and, as the context requires, Issuing Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.2, or such other office or offices as a Lender may from time to time notify Administrative Agent.

“Letter of Credit” means any standby letter of credit issued or outstanding hereunder. A Letter of Credit may be a performance letter of credit or a financial letter of credit.

“Letter of Credit Action” means the issuance, supplement, amendment, renewal, extension, modification or other action relating to a Letter of Credit hereunder.

“Letter of Credit Application” means an application for a Letter of Credit Action from time to time in use by Issuing Lender.

“Letter of Credit Expiration Date” means the scheduled Maturity Date.

“Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the combined Commitments.

“Letter of Credit Usage” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit not reimbursed by Borrower or converted into Loans.

“License Disposition” means, in respect of any patent, trademark, copyright, mask work, trade secret or other intellectual property right owned or held by Borrower or any of its Subsidiaries (the “IP Holder”) which is material to Borrower or any of its Subsidiaries (together, “Material IP”), (i) the granting by the IP Holder of an exclusive license across all or substantially all fields, uses or regions to any Person other than Borrower or another Subsidiary, (ii) the granting of any license by the IP Holder that conveys directly or indirectly to any Person other than Borrower or its Subsidiaries all or substantially all of the economic value of such Material IP, or (iii) the abandonment by the IP Holder of such Material IP.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement (including in the nature of, cash collateral accounts or security interests), encumbrance, lien (statutory or other), fixed or floating charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

“Liquidity Ratio” means as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis and in accordance with GAAP, the ratio of (a) the sum of cash on hand, cash equivalents, marketable securities, and billed and unbilled accounts receivable (excluding accounts receivable owing from any Affiliate, shareholder or employee of Borrower or any of its Subsidiaries) to (b) current liabilities; provided that for all periods ending in the four fiscal quarter period prior to the Maturity Date, current liabilities shall exclude the Obligations.

“Loan” means any advance made by any Lender to Borrower as provided in Section 2 (collectively, the “Loans”).

“Loan Documents” means this Agreement, each Note, the Multi-Party Guaranty, the Security Documents, each Letter of Credit Application, each Request for Extension of Credit, each certificate, each fee letter, and each other instrument or agreement from time to time executed by Borrower or any of its Subsidiaries or any Responsible Officer and delivered in connection with this Agreement.

“Material Adverse Effect” means any set of circumstances or events which (a) has any material adverse effect upon the validity or enforceability of any Loan Document or the rights and remedies of Administrative Agent and Lenders hereunder or thereunder, (b) is material and adverse to the prospects, financial condition, business, assets or operations of Borrower and its Subsidiaries, taken as a whole, (c) has any material adverse effect upon the value or condition of the Collateral, or (d) materially impairs the ability of any Credit Party to perform the Obligations.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of the Borrower or any of its Subsidiaries in excess of $10,000,000.

“Material Lease” means any lease entered into by Borrower or its Subsidiaries after the Closing Date for premises in excess of 50,000 square feet.

“Material Subsidiary” means each Subsidiary of Borrower that has (a) assets as of the end of most recent fiscal year of Borrower in excess of $2,000,000 or (b) net revenues in excess of $5,000,000 for the most recent fiscal year of Borrower;  provided, however, WFI do Brasil Tecnologia em Telecomunicaçiõnes LTDA., a Brazilian commercial limited liability company, shall not in any event constitute a Material Subsidiary.

“Maturity Date” means (a) October 3, 2011, or (b) such earlier date upon which the combined Commitments may be terminated in accordance with the terms of this Agreement.

“Merger Agreement” means that certain Agreement of Merger, dated as of August 8, 2006, by and among Borrower, WFI Government Services, Inc., MRC Merger Company, Inc., and MRC, pursuant to which MRC, subject to certain conditions, will become the indirect wholly-owned subsidiary of Borrower.

“Merger Documents” means the Merger Agreement and agreements attached as exhibits thereto and executed in connection therewith.

“Minimum Amount” means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

Type of Action	Minimum Amount	Multiples in excess thereof

Borrowing or prepayment of, or Conversion Base Rate Loans	$1,000,000	$500,000
Borrowing, prepayment or Continuation of, Conversion into, Offshore Rate Loans	$1,000,000	$500,000
Letter of Credit Action	$25,000	None
Reduction or Increase in Commitment	$5,000,000	$1,000,000

“MRC” means Madison Research Corporation, an Alabama corporation.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Multi-Party Guaranty” means that Multi-Party Guaranty in the form attached hereto as Exhibit F.

“New Lender” is defined in Section 2.12(c).

“Note” means a promissory note made by Borrower in favor of a Lender evidencing the Loans made by such Lender, substantially in the form of Exhibit C (collectively, the “Notes”).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document and under any Swap Contract (entered into with any Lender or Affiliate thereof), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against Borrower or any Subsidiary or Affiliate of Borrower.

“Offshore Rate” means for any Interest Period with respect to each Offshore Rate Loan comprising part of the same Borrowing, a rate per annum determined by Administrative Agent as the offered rate for Dollar deposits in the approximate amount of the requested Offshore Rate Loan and having a maturity comparable to such Interest Period, which rate appears (i) on the British Bankers’ Association internet web page (http://www.bba.org.uk/public/libor/), or via (ii) Reuters (BBALIBORS), Bloomberg, Moneyline Telerate (Page 3750) or any other information provider of the British Bankers’ Association daily Libor rates as of 11:00 A.M., London time, on the date (an “Interest Determination Date”) which is the second day on which banks are open for interbank deposits in London prior to the commencement of such Interest Period. If, on the Interest Determination Date for such Interest Period, the Administrative Agent is unable to obtain any quotation as provided above, the Offshore Rate for the relevant Interest Period shall be the rate per annum that the Administrative Agent determines in good faith to be the arithmetic mean (rounded, if necessary, to the nearest sixth decimal place) of all the per annum rates of interest at which deposits in Dollars in an amount comparable to the requested Offshore Rate Loan in Dollars in respect of which the Offshore Rate is then being determined for a period comparable to such Interest Period are offered by Administrative Agent to prime banks in the London interbank market at approximately 11:00 A.M., London time on such Interest Determination Date. The Administrative Agent shall provide to Borrower, upon request, details as to the manner in which the Offshore Rate is calculated, but such calculation shall be conclusive and binding absent manifest error. The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage by dividing (i) the Offshore Rate by (ii) one minus the Eurodollar Reserve Percentage. The determination of the Eurodollar Reserve Percentage and the Offshore Rate by Administrative Agent shall be conclusive in the absence of manifest error.

“Offshore Rate Loan” means a Loan made in not less than the Minimum Amount pursuant to Requisite Notice to Administrative Agent and by deliverance of a Request for Extension of Credit not later than the Requisite Time and specified to be a Offshore Rate Loan.

Interest on each Offshore Rate Loan shall be calculated using the Applicable Margin for the Offshore Rate effective as of the date of the advance of such Offshore Rate.

“Ordinary Course Dispositions” means:

(a)           Dispositions of surplus equipment or damaged, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of cash, cash equivalents or inventory in the ordinary course of business;

(c)           Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property or where Borrower or its Subsidiary determine in good faith that the failure to replace such equipment will not be detrimental to the business of Borrower or such Subsidiary; provided that the net book value of all assets sold but not replaced pursuant to this clause (c) by the Borrower and its Subsidiaries shall not exceed the Threshold Amount over the life of this Agreement;

(d)           Dispositions of assets or property by any Subsidiary of Borrower to Borrower or another Subsidiary of Borrower, or by Borrower to any Subsidiary of Borrower; provided that the net book value of all assets disposed of by Borrower and Guarantors to non-Guarantor Subsidiaries shall not exceed the Threshold Amount over the life of this Agreement;

(e)           Dispositions which constitute the making or liquidating of Permitted Investments; and

(f)            Dispositions which constitute the incurrence (but not the enforcement) of Permitted Liens;

provided, however, that, other than with respect to Dispositions of the types described in clauses (a) and (c) of this definition, no such Disposition shall be for significantly less than the fair market value of the property being disposed of.

“Ordinary Course Indebtedness” means:

(a)           Guaranty Obligations of Borrower or any of its Subsidiaries guarantying Indebtedness otherwise permitted hereunder of Borrower or any Subsidiary of Borrower;

(b)           Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of Borrower’s or any Subsidiary’s’ business;

(c)           Permitted Swap Obligations;

(d)           Indebtedness of Borrower or any of its Subsidiaries with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business with respect to agreements providing for indemnification, adjustment of purchase price, earnest money or similar obligations in connection with Acquisitions or Dispositions otherwise permitted by this Agreement; and

(e)           Indebtedness with respect to cash deposited by customers to obtain the right to delivery of future goods or services.

“Ordinary Course Investments” means Investments consisting of

(a)           Investments in other assets properly classified as “marketable securities” or “cash” or “cash equivalents” under GAAP, and which conform to the investment policies adopted by the Board of Directors of Borrower from time to time;

(b)           Advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           Investments of Borrower in any of its Subsidiaries and Investments of any Subsidiary of Borrower in Borrower or another Subsidiary of Borrower; provided that the aggregate amount of Investments by Borrower and Guarantors in non-Guarantor Subsidiaries (which are not otherwise permitted under Sections 7.5(a) and 7.5(c)-(g)) shall not exceed the Threshold Amount at any time;

(d)           Extensions of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(e)           Guaranty Obligations permitted by Section 7.1;

(f)            Investments received by Borrower or any of its Subsidiaries as distributions on claims in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g)           Investments of any Subsidiary existing at the time it becomes a Subsidiary of Borrower, provided that such Investments were not made in anticipation of such Person becoming a Subsidiary of Borrower; and

(h)           Investments consisting of loans to employees, officers and directors, the proceeds of which shall be used to purchase Equity Securities of Borrower or its Subsidiaries and other loans to non-executive officers and employees.

“Ordinary Course Liens” means:

(a)           Liens pursuant to any Loan Document;

(b)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation;

(e)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including, without limitation, Liens securing all those obligations described in clause (d) of the definition of Ordinary Course Indebtedness);

(f)            easements, rights-of-way, restrictions, Liens granted by a third-party lessor to any Person and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Person;

(g)           attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise an Event of Default hereunder) in the ordinary course of business that is currently being contested in good faith by appropriate proceedings, adequate reserves have been set aside, and no material property is subject to a material risk of loss or forfeiture;

(h)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of Borrower’s and its Subsidiaries’ businesses;

(i)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by Borrower or any Subsidiary to provide collateral to the depository institution;

(j)            Liens on insurance proceeds in favor of insurance companies with respect to the financing of insurance premiums; and

(k)                                  purported Liens evidenced by the filing of Uniform Commercial Code precautionary financing statements relating to operating leases entered into in the ordinary course of business.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership or joint venture agreement and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Outstanding Obligations” means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, (a) when reference is made to all Lenders, the sum of (i) the aggregate outstanding principal amount of all Loans, and (ii) all Letter of Credit Usage, and (b) when reference is made to one Lender, the sum of (i) the aggregate outstanding principal amount of all Loans made by such Lender, and (ii) such Lender’s ratable risk participation in all Letter of Credit Usage.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” has the meaning specified in Section 7.5(e).

“Permitted Exceptions” means with respect to the property subject to any Material Lease as to which Administrative Agent is granted a security interest in accordance with Section 6.14:  (a) Liens arising by operation of law, materialmen’s, mechanics’, workers’, repairmen’s, employees’, carriers’, warehousemen’s and other like Liens in connection with any improvements or arising in the ordinary course of business for amounts that either are not more than thirty (30) days past due or are being diligently contested in good faith by appropriate proceedings and that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to Administrative Agent have been made), which bonding (or arrangements) shall comply with applicable requirements of Laws, and has effectively stayed any execution or enforcement of such Liens; (b) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards; (c) all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Administrative Agent, do not materially impair the value of the real property security or the use of such real property security for its intended purpose; (d) a Lien consisting of a deposit or pledge made, in the ordinary course of business, in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance or similar legislation; and (e) Permitted Liens.

“Permitted Indebtedness” has the meaning specified in Section 7.1.

“Permitted Investments” has the meaning specified in Section 7.5.

“Permitted Liens” has the meaning specified in Section 7.2.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of Borrower or any of its Subsidiaries existing or arising under Swap Contracts, provided that such obligations are (or were) entered into by such Person for the purpose of (i) directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder; or (ii) directly mitigating the dilution associated with the issuance of convertible securities by Borrower, and not for purposes of speculation or taking a “market view.”

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

“Plan” means any employee benefit plan maintained or contributed to by Borrower or by any trade or business (whether or not incorporated) under common control with Borrower as defined in Section 4001(b) of ERISA and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

“Pro Rata Share” means, with respect to each Lender, the percentage of the combined Commitments set forth opposite the name of such Lender on Schedule 2.1, as such share may be adjusted as contemplated herein.

“PT” means Pacific Time.

“Related Transactions” means the transactions contemplated by the Merger Document(s).

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

“Request for Extension of Credit” means, unless otherwise specified herein, (a) with respect to a Borrowing, Conversion or Continuation of Loans, a written request substantially in the form of Exhibit A, and (b) with respect to a Letter of Credit Action, a Letter of Credit Application; in each case duly completed and signed by a Responsible Officer of Borrower and

“Requisite Lenders” means, as of any date of determination:  (a) if the Commitments are then in effect, Lenders having in the aggregate more than 50% of the combined Commitments then in effect and (b) if the Commitments have then been terminated and there are Outstanding Obligations, Lenders holding Outstanding Obligations aggregating more than 50% of such Outstanding Obligations; provided, however, that the voting rights of any Lender that has failed to fund any amounts when required to do so hereunder shall be limited to the Outstanding Obligations with respect to such Lender.

“Requisite Notice” means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) except with respect to Letter of Credit Actions (which must be in writing), irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule 10.2 or as otherwise designated by such recipient by Requisite Notice to Administrative Agent, and (ii) if made by Borrower, given or made by a Responsible Officer of Borrower. Any written notice delivered in connection with any Loan Document shall be in the form, if any, prescribed herein or therein. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by Administrative Agent, by a manually-signed hardcopy thereof.

“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

Type of Action	Applicable Time	Date of Action

Delivery of Request for Extension of Credit, for or notice for:

• Borrowing or prepayment of, or Conversion into, Base Rate Loans	10:00 a.m. PT	Same date as such Borrowing, prepayment or Conversion

• Borrowing, prepayment or Continuation of, or Conversion into, Offshore Rate Loans or Termination of Commitment	10:00 a.m. PT	3 Business Days prior to such Borrowing, prepayment Continuation or Conversion

• Letter of Credit Action	10:00 a.m. PT	2 Business Days prior to such action (or such lesser time which is acceptable to Issuing Lender)

• Payments by Lenders or Borrower to Administrative Agent	10:00 a.m. PT	On date payment is due

“Responsible Officer” means the chief executive officer, president, the chief financial officer, any vice president of finance, the treasurer or the assistant treasurer of Borrower. Any document or certificate hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” means:

(a)                                  the declaration or payment of any dividend or distribution by Borrower or any Subsidiary, either in cash or property, on any shares of Equity Securities of any class of Borrower or any Subsidiary; and

(b)                                 any other payment or distribution by Borrower or any Subsidiary in respect of its Equity Securities, either directly or indirectly.

“Security Documents” means the General Security Agreement, the Intellectual Property Security Agreement and the UK Pledge Agreement.

“Solvent” means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subordinated Debt” means any Indebtedness of Borrower or its Subsidiaries in form and substance satisfactory to Requisite Lenders in their sole and absolute discretion and expressly approved by Requisite Lenders after the date hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as secured debt of such Person (without regard for accounting treatment).

“Threshold Amount” means $10,000,000.

“To the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, (i) in the case of Borrower, known by any Responsible Officer or executive officer of Borrower, or, (ii) in the case of any other Person other than a natural Person, known by any officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, (i) in the case of Borrower, would have been known by any Responsible Officer or executive officer of Borrower, or, (ii) in the case of any other Person other than a natural Person, would have been known by any executive officer of such Person).

“Total Commitments” means an amount equal to the aggregate amount of all Commitments (i.e., initially $85,000,000), as the same may increase pursuant to Section 2.12 or decrease pursuant to section 2.5.

“Total Leverage Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the principal amount of Indebtedness as of such date (but excluding Indebtedness with respect to earn-out payments and hold-backs incurred pursuant to the ENCO Systems Acquisition, the MRC Acquisition or other Permitted Acquisitions), less cash on hand and cash equivalents, to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on, or ending most recently prior to, such date.

“UK Pledge Agreement” means that certain Charge over Shares dated as of the date hereof, in favor of Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share) by Borrower in the form of Exhibit E-3 hereto.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“USA Patriot Act” means United States Public Law 107-56, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001), as amended from time to time and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

1.2                               USE OF CERTAIN TERMS.

(a)                                  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b)                                 As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

(c)                                  The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to the Loan Documents as a whole and not to any particular provision thereof. The term “including” is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

(d)                                 The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive.

1.3                               ACCOUNTING TERMS. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, and applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.4                               ROUNDING. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number), to the number of places by which such ratio is expressed in this Agreement.

1.5                               EXHIBITS AND SCHEDULES. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

1.6                               REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION II
THE COMMITMENTS AND EXTENSIONS OF CREDIT

2.1                               LOANS; MAXIMUM AMOUNTS.

(a)                                  Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make, Convert and Continue Loans until the Maturity Date in such amounts as Borrower may from time to time request; provided, however, that the Outstanding Obligations of all Lenders shall not exceed at any time the combined Commitments, as the same may be from time to time adjusted in accordance with this Agreement and there shall be no more than five (5) Offshore Rate Loans outstanding at any one time. The amount of the combined Commitments initially totals $85,000,000. Following the date of this Agreement, the amount of the combined Commitments may be increased by up to $40,000,000 to a total not to exceed $125,000,000 , in accordance with, and subject to the terms of, Section 2.12 hereof. This is a revolving credit and, subject to the terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Loans as set forth herein without premium or penalty.

(b)                                 Loans made by each Lender shall be, at the request of such Lender, evidenced by one or more Notes. The date, amount and maturity of each Lender’s Loans and payments and other particulars with respect thereto may be endorsed on schedule(s) attached to its Note by each Lender and/or recorded on one or more loan accounts or records maintained by such Lender in the ordinary course of business. Such Notes, loan accounts and records shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

2.2                               BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS.

(a)                                  Borrower may irrevocably request a Borrowing, Conversion or Continuation of Loans in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor. All Borrowings, Conversions and Continuations of Loans shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence.

(b)                                 Following receipt of a Request for Extension of Credit, Administrative Agent shall promptly notify each Lender of its Pro Rata Share thereof by Requisite Notice. In the case of a Borrowing of Loans, each Lender shall make the funds for its Loan available to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, in the case of the initial Extension of Credit hereunder, Section 4.1), all funds so received shall be made available to Borrower in Dollars. Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Loan other than a Base Rate Loan upon determination of same.

(c)                                  Except as otherwise provided herein, an Offshore Rate Loan may be Continued or Converted only as of the last day of the Interest Period for such Offshore Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, Converted into or Continued as Offshore Rate Loans without the consent of Requisite Lenders, and Requisite Lenders may demand that any or all of the then outstanding Offshore Rate Loans be Converted immediately into Base Rate Loans.

(d)                                 If a Loan is to be made on the same date that another Loan is due and payable, Borrower or Lenders, as the case may be, shall, unless Administrative Agent otherwise requests, make available to Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

(e)                                  The failure of any Lender to make any Loan on any date shall not relieve any other Lender of any obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan.

2.3                               LETTERS OF CREDIT.

(a)                                  The Letter of Credit Sublimit. Subject to the terms and conditions set forth in this Agreement, until the Letter of Credit Expiration Date, Issuing Lender shall take such Letter of Credit Actions as Borrower may from time to time request; provided, however, that (i) the Outstanding Obligations of each Lender shall not at any time exceed such Lender’s Commitment; (ii) the Outstanding Obligations of all Lenders shall not at any time exceed the combined Commitments; and (iii) Letter of Credit Usage shall not at any time exceed the Letter of Credit Sublimit.

(b)                                 Letter of Credit Actions. Subject to the terms and conditions set forth in this Agreement, until the Letter of Credit Expiration Date, Issuing Lender shall take such Letter of Credit Actions as Borrower may from time to time request. Subject to subsection (g) below and unless consented to by Issuing Lender and Requisite Lenders, no Letter of Credit may expire more than twelve (12) months after the date of its issuance or last renewal; provided, however, that no Letter of Credit shall expire after the Letter of Credit Expiration Date unless Borrower shall post cash collateral with respect to such Letter of Credit in such manner as is reasonably satisfactory to Issuing Lender and the amount of the Letter of Credit does not exceed the Letter of Credit Sublimit.

(c)                                  Requesting Letter of Credit Actions. Borrower may irrevocably request a Letter of Credit Action in a Minimum Amount therefor by delivering a Letter of Credit Application therefor to Issuing Lender, with a copy to Administrative Agent (who shall notify Lenders) by Requisite Notice not later than the Requisite Time therefor. Each Letter of Credit Action shall be in a form acceptable to Issuing Lender in its sole discretion. Unless Administrative Agent notifies Issuing Lender that such Letter of Credit Action is not permitted hereunder, or Issuing Lender notifies Administrative Agent that it has determined that such Letter of Credit Action is contrary to any Laws or policies of Issuing Lender, Issuing Lender shall, upon satisfaction of the applicable conditions set forth in Section 4.2 with respect to any Letter of Credit Action constituting an Extension of Credit, effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application. Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased from Issuing Lender a risk participation therein in an amount equal to such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(d)                                 Reimbursement of Payments Under Letters of Credit. Borrower shall reimburse Issuing Lender through Administrative Agent for any payment that Issuing Lender makes under a Letter of Credit on or before the date of such payment; provided, however, that if the conditions precedent set forth in Section 4.2 can be satisfied, Borrower may request a Borrowing of Loans pursuant to Section 2.2 to reimburse Issuing Lender for such payment, or, failing to make such request, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans on such payment date pursuant to subsection (e) below.

(e)                                  Funding by Lender When Issuing Lender Not Reimbursed. Upon any drawing under a Letter of Credit, Issuing Lender shall notify Administrative Agent and Borrower. If Borrower fails to timely make the payment required pursuant to subsection (d) above, Issuing Lender shall notify Administrative Agent of such fact and the amount of such unreimbursed payment. Administrative Agent shall promptly notify each Lender of its Pro Rata Share of such amount by Requisite Notice. Each Lender shall make funds in an amount equal its Pro Rata Share of such amount available to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified by Administrative Agent, Administrative Agent shall remit the funds so received to Issuing Lender. The obligation of each Lender to so reimburse Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse Issuing Lender for the amount of any payment made by Issuing Lender under any Letter of Credit, together with interest as provided herein.

(f)                                    Nature of Lenders’ Funding. If the conditions precedent set forth in Section 4.2 can be satisfied (except for the giving of a Request for Extension of Credit) on any date Borrower is obligated to, but fails to, reimburse Issuing Lender for a drawing under a Letter of Credit, the funding by Lenders pursuant to the previous subsection shall be deemed to be a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor) deemed requested by Borrower. If the conditions precedent set forth in Section 4.2 cannot be satisfied on the date Borrower is obligated to, but fails to, reimburse Issuing Lender for a drawing under a Letter of Credit, the funding by Lenders pursuant to the previous subsection shall be deemed to be a funding by each Lender of its risk participation in such Letter of Credit, and each Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its reimbursement, and interest in the claim of Issuing Lender against Borrower in respect of such payment and shall share in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim. Any amounts made available by a Lender under its risk participation shall be payable by Borrower upon demand of Administrative Agent, and shall bear interest at a rate per annum equal to the Default Rate.

(g)                                 Obligations Absolute. The obligation of Borrower to pay to Issuing Lender the amount of any payment made by Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower’s obligation shall not be affected by any of the following circumstances:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)                                  any amendment or waiver of or any consent to departure from such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;

(iii)                               the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against Issuing Lender, Administrative Agent or any Lender, any beneficiary of such Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv)                              any demand, statement, or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(v)                                 any payment made by Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws;

(vi)                              the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with such Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

(vii)                           the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with such Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii)                        the solvency or financial responsibility of any party issuing any documents in connection with such Letter of Credit;

(ix)                                any failure or delay in notice of shipments or arrival of any property;

(x)                                   any error in the transmission of any message relating to such Letter of Credit not caused by Issuing Lender, or any delay or interruption in any such message;

(xi)                                any error, neglect or default of any correspondent of Issuing Lender in connection with such Letter of Credit;

(xii)                             any consequence arising from acts of God, wars, insurrections; civil unrest, terrorist action, disturbances, labor disputes, emergency conditions or other causes beyond the control of Issuing Lender;

(xiii)                          so long as Issuing Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to Issuing Lender in connection with such Letter of Credit; and

(xiv)                         any other circumstances whatsoever where Issuing Lender has acted in good faith.

In addition, Borrower will promptly examine a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify Issuing Lender in writing. Borrower shall be conclusively deemed to have waived any such claim against Issuing Lender and its correspondents unless such notice is given as aforesaid.

(h)                                 Role of Issuing Lender. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Administrative Agent-Related Person nor any of the respective correspondents, participants or assignees of Issuing Lender shall be liable to any Lender for any action taken or omitted in connection herewith at the request or with the approval of Lenders or Requisite Lenders, as applicable; any action taken or omitted in the absence of gross negligence or willful misconduct; or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Administrative Agent-Related Person, nor any of the respective correspondents, participants or assignees of Issuing Lender, shall be liable or responsible for any of the matters described in subsection (g) above. In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i)                                     Applicability of ISP98 and UCP. Unless otherwise expressly agreed by Issuing Lender and Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by Issuing Lender, its correspondents, and beneficiaries will be governed by, with respect to standby Letters of Credit, the rules of the “International Standby Practices 1998” (ISP98) or such later revision as may be published by the International Chamber of Commerce (the “ICC’).

(j)                                     Letter of Credit Fee. On each Applicable Payment Date, Borrower shall pay to Administrative Agent in arrears, for the account of each Lender in accordance with its Pro Rata Share, a Letter of Credit fee equal to the Applicable Margin for Offshore Rate Loans on a per annum basis times the actual daily maximum amount available to be drawn under each Letter of Credit for the period since the later of the Closing Date and the previous Applicable Payment Date. If there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(k)                                  Fronting Fee and Documentary and Processing Charges Payable to Issuing Lender. On each Applicable Payment Date, Borrower shall pay to

Administrative Agent for the sole account of Issuing Lender a fronting fee in an amount equal to 0.150% per annum on the daily average face amount of all outstanding Letters of Credit, payable in arrears. In addition, Borrower shall pay directly to Issuing Lender, upon demand, for its sole account its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any Letter of Credit Action or other occurrence relating to a Letter of Credit for which such charges are customarily made. Such fees and charges are nonrefundable.

2.4                               PREPAYMENTS.

(a)                                  Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans in part in the Minimum Amount therefor or in full without premium or penalty. Administrative Agent will promptly notify each Lender thereof and of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Loan shall be accompanied by all accrued interest thereon and any prepayment of an Offshore Rate Loan shall be made together with the amounts set forth in Section 3.5.

(b)                                 If for any reason the Outstanding Obligations exceed the combined Commitments as in effect or as reduced because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

2.5                               REDUCTION OR TERMINATION OF COMMITMENTS. Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Commitments in a Minimum Amount therefor to an amount not less than the Outstanding Obligations at such time or terminate the Commitments. Any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Commitments being reduced or terminated. Administrative Agent shall promptly notify Lenders of any such request for reduction or termination of the Commitments. Each Lender’s Commitment shall be reduced by an amount equal to such Lender’s Pro Rata Share times the amount of such reduction.

2.6                               PRINCIPAL AND INTEREST.

(a)                                  Except as otherwise provided hereunder, if not sooner paid, Borrower agrees to pay the outstanding principal amount of each Loan on the Maturity Date.

(b)                                 Subject to subsection (c) below, and unless otherwise specified herein, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to the interest rate determined in accordance with the definition of such type of Loan, plus the Applicable Margin specified in the definition in this Agreement of Applicable Margin with respect to such type of Loan.

(c)                                  Notwithstanding subsection (b) of this Section, while any Event of Default exists or after acceleration, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at the Default Rate.

2.7                               FEES.

(a)                                  Commitment Fee. Borrower shall pay to Administrative Agent (for the account of each Lender according to its Pro Rata Share) the respective commitment fee (the “Commitment Fee” set forth in the definition of Applicable Margin, calculated on the average unused amount of the combined Commitments. The Commitment Fee shall be calculated and payable quarterly in arrears on each Applicable Payment Date. The Commitment Fee shall continue to accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

(b)                                 Agency and Arrangement Fees. Borrower shall pay to Administrative Agent and Arranger an administrative agency fee and a structuring and arrangement fee, respectively, in such amounts and on the Closing Date as set forth in a separate letter agreement dated August 7, 2006 among Borrower, Administrative Agent and Arranger (the “Fee Letter”). Such fees are for the services to be performed by Administrative Agent in acting as Administrative Agent and for the services of Arranger in structuring and arranging the credit facilities under this Agreement, respectively, and are fully earned on the date paid. The Fee Letter may be modified to reflect the mutual agreement of Borrower, Administrative Agent and Arranger to reflect those additional fees associated with any increase of the Total Commitment as may be agreed pursuant to the terms of Section 2.12 hereof. All fees payable under the Fee Letter are solely for Administrative Agent’s and Arranger’s own account and are nonrefundable.

2.8                               COMPUTATION OF INTEREST AND FEES. Computation of interest on Base Rate Loans when the Base Rate is determined by KeyBank’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.9                               MAKING PAYMENTS.

(a)                                  Except as otherwise provided herein, all payments by Borrower or any Lender hereunder shall be made to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America. All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b)                                 Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly pay amounts received in accordance with the prior subsection available in like funds as received, as follows:  (i) if payable to Borrower, by crediting such account as Borrower may designate in writing to Administrative Agent from time to time, and (ii) if payable to any Lender, by wire transfer to such Lender at its Lending Office. In the case of amounts held by Administrative Agent that are payable to Borrower, if any applicable terms and conditions are not so satisfied, Administrative Agent shall return any funds it is holding that would otherwise be payable to Borrower to the Lenders making such funds available, without interest.

(c)                                  Subject to the definition of “Interest Period,” if any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

(d)                                 Unless Borrower or any Lender has notified Administrative Agent prior to the date any payment to be made by it is due, that it does not intend to remit such payment, Administrative Agent may, in its sole and absolute discretion, assume that Borrower or Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to Administrative Agent in immediately available funds, then:

(i)                                     if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at the Federal Funds Rate; and

(ii)                                  if any Lender failed to make such payment, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent promptly shall notify Borrower, and Borrower shall pay such corresponding amount to Administrative Agent. Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent, (A) from such Lender at a rate per annum equal to the daily Federal Funds Rate, and (B) from Borrower, at a rate per annum equal to the interest rate applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(e)                                  If Administrative Agent or any Lender is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official under any proceeding under Debtor Relief Laws, any portion of a payments made by Borrower, each Lender shall, on demand of Administrative Agent, return its share of the amount to be returned, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the daily Federal Funds Rate.

2.10                        FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11                        COLLATERAL. Borrower’s Obligations are secured by or will be secured by the Security Documents.

2.12                        ADDITIONAL LOAN COMMITMENTS.

(a)                                  Provided that no Default of Event of Default shall have occurred and be continuing, Borrower shall have the option from time to time, by giving written notice (an “Increase Notice”), to the Administrative Agent prior to December 31, 2006, subject to the terms and conditions set forth in this Agreement, to increase the Total Commitments by an amount up to $40,000,000 (the amount of the requested increase to be set forth in the Increase Notice) (which, assuming no previous reduction in the Commitments, would result in a maximum Total Commitment of $125,000,000). The increase in the Total Commitment pursuant to any such particular request shall be at least in the Minimum Amount but in no event greater than $40,000,000 less any previous increase in the Total Commitment pursuant to this Section and less any reduction pursuant to Section 2.5 (a “Requested Increase”). The Increase Notice shall contain such other details with respect to such Requested Increase as the Administrative Agent shall reasonably request.

(b)                                 Upon receipt of the Increase Notice, from Borrower, Administrative Agent shall promptly send a copy of the Increase Notice to each Lender and shall request that each such Lender increase its Commitment by an amount equal to its Pro Rata Share of the Requested Increase (the “First Request”). Each Lender shall have the right, but not the obligation, acting in its sole and absolute discretion, to increase its Commitment by an amount equal to its Pro Rata Shares of the Requested Increase, and shall have a period of fifteen (15) days from the First Request to notify Administrative Agent whether or not such Lender elects so to increase its Commitment. Any Lender that fails to respond to the First Request within such fifteen (15)-day period will be deemed to have elected not to increase its respective Commitment. If all Lenders elect to increase their respective Commitments by amounts equal to their respective Pro Rata Share of the Requested Increase, Administrative Agent shall so notify Borrower and Lenders, and Borrower shall proceed in accordance with Section (c) below. If any Lender (any such Lender, a “Declining Lender”) shall not elect or shall be deemed to have elected not to increase its Commitment as aforesaid, (i) the amount of such Declining Lender’s Commitment shall remain unchanged, (ii) Administrative Agent shall notify Borrower and each of the other

Lenders as to which Lenders have elected to increase their Commitments and by what amounts and (iii) if Borrower so requests, Administrative Agent shall either (A) solicit from the Lenders that elected to increase their respective Commitments a further increase in their Commitments in an aggregate amount equal to all or any portion of the aggregate amount of the Declining Lender’s Pro Rata Share of the Requested Increase (the “Shortfall”) or (B) submit a list of proposed lenders that are not then a party to this Credit Agreement to Borrower for its review and approval (such approval not to be unreasonably withheld or delayed) in order to obtain additional Commitments in an amount equal to the Shortfall.

(c)                                  In connection with the Requested Increase in the Commitments of some or all of the Lenders as provided in Section 2.12(b) above, Borrower shall execute a modification to its Notes (each a “Modified Note”) evidencing such increase, as well as such other modifications to this Credit Agreement as Administrative Agent shall reasonably request. In connection with the addition of new lenders as a result of solicitations by Administrative Agent pursuant to 2.12(b) above (the “New Lenders”), Borrower, Administrative Agent and each New Lender shall execute an Acceptance Letter in the form of Exhibit G, Borrower shall execute a Note to each New Lender in the amount of the New Lender’s Commitment (a “New Note”) and Borrower, Administrative Agent and the Lenders shall execute such modifications to this Credit Agreement (including, without limitation, modifications of the financial covenants contained in Section 7.12 hereof) as Administrative Agent shall reasonably request, whereupon the New Lender shall become, and have the rights and obligations of a “Lender”, with a Commitment in the amount set forth in such Acceptance Letter. Each Modified Note and New Note shall constitute a “Note” for all purposes of this Credit Agreement. Borrower shall also execute and deliver to Administrative Agent and the Lenders such additional documents, instruments, certifications and opinions as the Administrative Agent may require in its sole and absolute discretion, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase, and any amendments to Security Documents as Administrative Agent may request, and Borrower shall pay any updated Uniform Commercial Code searches, all filing costs and fees, Attorney Costs and any and all intangible taxes or other taxes, assessments or charges or any similar fees, taxes or expenses arising in connection with such increase.

(d)                                 If at the time a New Lender becomes a Lender (or a Lender increases its Commitment) pursuant to this Section 2.12 there is any principal outstanding under the existing Notes of the previously admitted Lenders (the “Existing Lenders”), such New Lenders (or Lender increasing its Commitment) shall remit to Administrative Agent an amount equal to the Outstanding Percentage (as defined below) multiplied by the Commitment of the New Lenders (or the amount of the increase in the Commitment of a Lender increasing its Commitment), which amount shall be deemed advanced under the Loan of the New Lender (or the Lender increasing its Commitment). Administrative Agent shall pay such amount to the Existing Lenders in accordance with the Existing Lenders’ respective Pro Rata Shares (as calculated immediately prior to the admission of the New Lenders (or the increase in a Lender’s Commitment), and such payment shall effect an automatic reduction of the outstanding principal balance under the respective

Notes of the Existing Lenders. For purposes of this Section, the term “Outstanding Percentage” means the ratio of (i) the aggregate outstanding principal amount under the Notes of the Existing Lenders, immediately prior to the admission of the New Lender (or the increase in the Commitment of a Lender), to (ii) the aggregate of the Commitments of the Existing Lenders (as increased pursuant to this Section, if applicable) and the New Lenders. Administrative Agent shall distribute an amended Schedule 2.1, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Commitments.

(e)                                  Notwithstanding anything in this Section 2.12 to the contrary, making the Requested Increase is subject to the approval of Administrative Agent and each of the Lenders or New Lenders, as applicable, acting in their sole and absolute discretion, and no provision in this Agreement or any other Loan Document shall constitute (or be construed to constitute) a commitment by Administrative Agent or any Lender to lend any Requested Increase, and additional conditions and fees may be required by them in connection therewith.

(f)                                    The obligation of the Administrative Agent and the Lenders or New Lenders to make the Requested Increase pursuant to this Section 2.12 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i)                                     Payment of Arrangement Fee. Borrower shall have paid to Administrative Agent the fees associated with the Requested Increase as Administrative Agent and Borrower shall mutually agree.

(ii)                                  No Default. On the date such Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default;

(iii)                               Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents or otherwise made by or on behalf of Borrower or any of its respective Subsidiaries in connection therewith or after the date thereof shall be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, except to the extent that such representations and warranties specifically refer to an earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, both immediately before and after giving effect thereto; and

(iv)                              Other. Borrower shall satisfy such other conditions to such Requested Increase as Administrative Agent may require in its reasonable discretion (including, without limitation, financial information and reasonably satisfactory evidence, including opinions, of due authorization, execution, delivery, enforceability and absence of conflicts typically delivered in connection with extension of credit to a business entity).

SECTION III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.1                               TAXES.

(a)                                  Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent and each Lender, (i) taxes imposed on or measured by its net income, (ii) franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office; (iii) any branch profits tax imposed by the United States of America or any similar tax imposed by another jurisdiction in which Borrower is located; (iv) applicable withholding tax imposed by Sections 1441 and 1442 of the Code that is withheld by Administrative Agent from a payment to any Foreign Lender (as defined in Section 10.22 of this Agreement) pursuant to Section 10.22; and (v) any penalties, interest, costs and expenses (including Attorney Costs) imposed on Administrative Agent or any Lender arising from the assertion by any Governmental Authority that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of any Foreign Lender (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender (other than as a result of a breach by a Foreign Lender of its obligations under Section 10.22 of this Agreement), (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions, (C) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (D) within 30 days after the date of such payment, Borrower shall furnish to Administrative Agent (who shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)                                 In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)                                  If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, Borrower shall also pay to such Lender or Administrative Agent (for the account of such Lender), at the time interest is paid, such additional amount that the respective Administrative Agent or such Lender specifies as necessary to preserve the after tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) such Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made.

(d)                                 Borrower agrees to indemnify, defend and hold Administrative Agent and each Lender harmless for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender; and (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that (A) Borrower shall not be obligated to indemnify the Administrative Agent or any Lender for any penalties described in clause (ii) above to the extent the Administrative Agent or such Lender, as applicable, (1) had actual knowledge of the existence of the tax, interest, or expense, the non-payment of which gave rise to such penalties, and (2) failed to give Borrower notice of such tax, interest or expense within ten (10) Business Days after the Administrative Agent or such Lender received actual knowledge of the existence thereof; and (B) except to the extent contemplated in clause (A) of this Section 3.1(d), nothing contained in this subsection (d) shall be deemed to imply any obligation on the part of the Administrative Agent or any Lender to provide Borrower with the notice of any such tax, penalty, interest or expense. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

3.2                               ILLEGALITY. If any Lender determines that any Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by Lender to Borrower through Administrative Agent, any obligation of such Lender to make Offshore Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or Convert all Offshore Rate Loans of such Lender, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Offshore Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.3                               INABILITY TO DETERMINE RATES. If, in connection with any Request for Extension of Credit involving any Offshore Rate Loan, Administrative Agent determines that (a) Dollar deposits are not being offered to banks in the applicable offshore dollar market for the applicable amount and Interest Period of the requested Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Offshore Rate Loan, or (c) such underlying interest rate does not adequately and fairly reflect the cost to Lender of funding such Offshore Rate Loan, Administrative Agent will promptly notify Borrower and all Lenders. Thereafter, the obligation of all Lenders to make or maintain such Offshore Rate

Loan shall be suspended until Administrative Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of Offshore Rate Loans or, failing that, be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.4                               INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY.

(a)                                  If any Lender determines that any Laws announced after the date hereof

(i)                                     impose on such Lender any Tax, duty, or other charge with respect to any Offshore Rate Loans or its obligation to make Offshore Rate Loans (other than as a result of any change in the rate of applicable taxes imposed on or measured by the net income of Administrative Agent or any Lender);

(ii)                                  change the basis on which Taxes are imposed on any amounts payable to such Lender under this Agreement in respect of any Offshore Rate Loans;

(iii)                               impose or modify any reserve, special deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Offshore Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (including its Commitment); or

(iv)                              impose on such Lender or on the offshore Dollar interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing, or maintaining any Offshore Rate Loans or to reduce any sum received or receivable by such Lender under this Agreement with respect to any Offshore Rate Loans, then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction (except to the extent that such increased cost or reduction is an amount subject to Section 3.1, in which case the sum received or receivable by such Lender shall be increased in accordance with the provisions of Section 3.1).

(b)                                 If any Lender determines that any change in or the interpretation of any Laws announced after the date hereof have the effect of reducing the rate of return on the capital of such Lender or compliance by such Lender (or its Lending Office) or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided, however, that Borrower shall not be required to pay additional amounts to compensate any Lender for (i) any applicable withholding tax imposed by Sections 1441 and 1442 of the Code that is withheld by Administrative Agent from a payment to any Foreign Lender pursuant to Section 10.22, (ii) any reduction in connection with any penalties, interest, costs and expenses (including Attorney Costs) arising from the assertion by any Governmental Authority that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of any Foreign Lender; or (iii) any change in the rate of applicable taxes imposed on or measured by net income.

3.5                               BREAKFUNDING COSTS. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                                 any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.6                               MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION.

(a)                                  The Administrative Agent or any Lender claiming compensation under this Section 3 shall deliver to Borrower a certificate setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of clearly demonstrable error. In determining such amount, Lenders may use any reasonable averaging and attribution methods. For purposes of this Section 3, a Lender shall be deemed to have funded each Offshore Rate Loan at the Offshore Rate for such Loan by a matching deposit or other borrowing in the offshore Dollar interbank market, whether or not such Offshore Rate Loan was in fact so funded.

(b)                                 Borrower shall not be obligated to pay any amount under this Section 3 which arose prior to the date which is 180 days preceding the date of such demand or is attributable to periods prior to the date which is 180 days preceding the date of such demand; provided, however, that in the event any Law is enacted that retroactively imposes any cost or charge upon the Administrative Agent or any Lender that would otherwise be a basis for compensation under Sections 3.1 through 3.5, the Administrative Agent or such Lender may make a demand for such compensation through and including the date which is 180 days after the date upon which such Law takes effect.

(c)                                  Upon any Lender making a claim for compensation under Section 3.1 or 3.4, Borrower may remove and replace such Lender in accordance with Section 10.23 hereof.

3.7                               SURVIVAL. All of Borrower’s obligations under this Section 3 shall survive for a period of one (1) year after the later of termination of the Commitments, and payment in full of all Obligations; provided, however, that the obligation of Borrower to make any payment under this Section 3 is contingent upon the receipt by Borrower of the certificate described in Section 3.6(a) within the later of (a) 180 days after the later of the repayment of all Loans, the termination of all Letters of Credit and the termination of the Commitment, or (b) in the case of any Law retroactively imposing any cost or charge upon the Administrative Agent or any Lender, 180 days after the date upon which such Law takes effect.

SECTION IV
CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

4.1                               CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of each Lender to make its initial Extension of Credit hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  Unless waived by Administrative Agent and Lenders, Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the applicable Credit Party, each dated on, or in the case of third party certificates, recently before the Closing Date and each in form and substance satisfactory to Administrative Agent, Lenders and their legal counsel:

(i)                                     executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, Lenders and Borrower;

(ii)                                  the Notes executed by Borrower in favor of each Lender, each in a principal amount equal to such Lender’s Commitment;

(iii)                               the Multi-Party Guaranty;

(iv)                              the General Security Agreement, together with such certificates, stock powers, registrations and other supporting documents as Administrative Agent shall reasonably require;

(v)                                 the Intellectual Property Security Agreement together with such certificates, stock powers, registrations and other supporting documents as Administrative Agent shall reasonably require;

(vi)                              the UK Pledge Agreement together with such certificates, stock powers, registrations and other supporting documents as Administrative Agent shall reasonably require;

(vii)                           [Intentionally Reserved];

(viii)                        the original Fee Letter;

(ix)                                such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer thereof;

(x)                                   such evidence as Administrative Agent and any Lender may reasonably require to verify that each Credit Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in such jurisdiction(s) as specified in Section 5.1, including certified copies of such Credit Party’s certificates of good standing and/or qualification to engage in business, tax clearance certificates, and the like;

(xi)                                a certificate signed by a Responsible Officer of Borrower (A) that the representations and warranties made by Borrower herein are true and correct on and as of the Closing Date (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date), (B) that Borrower is in compliance with all the terms and provisions of the Loan Documents to which it is a party, and no Default or Event of Default shall have occurred and be continuing, and (C) that there has been no event or circumstance since the date of the Audited Financial Statements which has a Material Adverse Effect;

(xii)                             opinions of counsel to Borrower in substantially the form of Exhibit H;

(xiii)                          with respect to the property owned or leased by Borrower and each Guarantor, Borrower shall have caused to be delivered to Administrative Agent (i) the results of Uniform Commercial Code lien searches for the states of California and Delaware and any other state where a Guarantor is organized or has its chief executive office, satisfactory to Agent and the Lenders, and (ii) Uniform Commercial Code termination statements reflecting termination of all financing statements previously filed by any Person except as expressly permitted hereunder; and

(xiv)                         such other assurances, certificates, documents, consents or opinions as Administrative Agent, Issuing Lender or Requisite Lenders reasonably may require.

(b)                                 Any fees required to be paid on or before the Closing Date shall have been paid.

(c)                                  Unless waived by Administrative Agent, Borrower shall have paid all Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent).

(d)                                 Administrative Agent and its counsel shall have reviewed any and all outstanding litigation involving Borrower or its Subsidiaries and shall be satisfied with the same, in its sole and absolute discretion.

(e)                                  Administrative Agent shall have received:

(i)                                     evidence, reasonably satisfactory to Administrative Agent, that the Borrower has completed, or concurrently with the initial credit extension hereunder will complete, the Related Transactions in accordance with the terms of the Merger Documents (without any material amendment thereto or waiver thereunder unless consented to by Administrative Agent, which consent shall not be unreasonably withheld). All material and necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery or performance of the Merger Documents or the consummation of the Related Transactions shall be final and in full force and effect and shall be in form and substance reasonably satisfactory to Administrative Agent. Administrative Agent shall have received a copy of the Merger Documents and all instruments, documents and agreements related thereto, certified in certificate of a Responsible Officer of Borrower, dated the Closing Date, as correct and complete;

(ii)                                  evidence reasonably satisfactory to it that (1) the aggregate purchase price under the Related Transactions shall not exceed $70,000,000, it being understood that the purchase price may increase or decrease after the Closing Date in accordance with the Merger Documents but in no event shall the purchase price exceed $80,000,000, (2) the aggregate fees and expenses payable by the Borrower with respect to the Related Transactions will not exceed $3,500,000, and (3) there has been no Material Adverse Effect with respect to the Borrower since December 31, 2005 and to the best knowledge of Borrower with respect to MRC since December 31, 2005; and

(iii)                               pro forma/projected financial statements of the Borrower and pro forma calculations of the covenants set forth in Section 7.12, in each case giving effect to the Related Transactions and the funding of the Loans on the Closing Date.

4.2                               CONDITIONS TO ALL EXTENSIONS OF CREDIT. In addition to any applicable conditions precedent set forth elsewhere in this Section 4 or in Section 2, the obligation of each Lender to honor any Request for Extension of Credit other than a Conversion or Continuation is subject to the following conditions precedent:

(a)                                  the representations and warranties of Borrower contained in Section 5 shall be correct on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to an earlier date;

(b)                                 no Default or Event of Default exists, or would result from such proposed Extension of Credit;

(c)                                  Administrative Agent shall have timely received a Request for Extension of Credit by Requisite Notice by the Requisite Time; and

(d)                                 Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent and Requisite Lenders reasonably may require.

Each Request for Extension of Credit by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a) and (b) have been satisfied on and as of the date of such Extension of Credit.

SECTION V
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and Lenders that:

5.1                               EXISTENCE AND QUALIFICATION; POWER; COMPLIANCE WITH LAWS. (a) Each Credit Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation, has the corporate power and authority and the legal right to own, lease and operate its properties and to conduct its business as currently conducted, is duly qualified and in good standing under the Laws of its state of incorporation and in all other jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not be reasonably expected to have a Material Adverse Effect, and is in compliance with all Laws except to the extent that noncompliance could not be reasonably expected to have a Material Adverse Effect.

(b)                                 Schedule 5.1 attached hereto lists, as of the Closing Date, each of the Material Subsidiaries and each First-Tier Material Foreign Subsidiary.

(c)                                  Immediately after giving effect to the Related Transactions, the Borrower will indirectly own 100% of the issued and outstanding Equity Securities of MRC.

5.2                               POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each Credit Party has the corporate power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party and Borrower has the corporate or limited partnership power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority or any other Person, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan

Documents. The Loan Documents have been duly executed and delivered by each Credit Party which is a party hereto, and constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms.

5.3                               NO LEGAL BAR. The execution, delivery, and performance by each Credit Party of the Loan Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of such Credit Party and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) any Organization Documents of the Credit Parties, (ii) any applicable material Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any material Contractual Obligation of such Credit Party or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (b) constitute a default under any material agreement or instrument, or (c) result in, or require, the creation or imposition of any Lien on any of the properties of such Credit Party or any of its Subsidiaries (other than the Liens granted in connection herewith).

5.4                               FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof.

(b)                                 Since the date of the Audited Financial Statements, there has been no event or circumstance which could reasonably be expected to have a Material Adverse Effect except as disclosed in the Disclosure Letter.

5.5                               LITIGATION. Except as disclosed in the Disclosure Letter, there are (a) no lawsuits, investigations or proceedings of or before an arbitrator or Governmental Authority pending or, to the best of knowledge of Borrower, threatened by or against Borrower or any of its Subsidiaries or against any of their properties or revenues which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which the Borrower or any of its Subsidiaries is a party or by which the property or assets of them are bound, or (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of Borrower or any of its Subsidiaries, or, to the knowledge of Borrower or such Subsidiaries, threats of work stoppage, strike, or pending demands for collective bargaining, which could reasonably be expected to cause or result in a Material Adverse Effect.

5.6                               NO DEFAULT; CONTINUED BUSINESS. Neither Borrower nor any its Subsidiaries are in default under or with respect to any Contractual Obligation which could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, or the making of the Extensions of Credit hereunder. There exists no actual, pending, or, to Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of Borrower or any Subsidiary and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, could reasonably be expected to cause or result in a Material Adverse Effect, and there exists no present condition or state of facts or circumstances that could reasonably be expected to have a Material Adverse Effect or prevent any Credit Party from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

5.7                               OWNERSHIP OF PROPERTY; LIENS. Borrower and its Subsidiaries have valid fee or leasehold interests in all real property which they use in their respective businesses, and Borrower and its Subsidiaries have good and marketable title to all their other property, and none of such property is subject to any Lien, except as permitted in Section 7.2.

5.8                               TAXES. Borrower and its Subsidiaries have filed all material tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by Borrower or its respective Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained in accordance with GAAP, and (b) immaterial taxes in de minimis amounts; provided, however, that in each case no material item or portion of property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

5.9                               MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT.

(a)                                  Neither Borrower for any of its Subsidiaries is engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Extensions of Credit hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of such Board of Governors.

(b)                                 Neither Borrower nor any of its Subsidiaries (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10                        ERISA COMPLIANCE.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. Each Plan or other employee benefit plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There has been no prohibited transaction (which is not otherwise exempt under Section 4975 of the Code) or violation of the fiduciary responsibility rules under ERISA with respect to any Plan that has or could reasonably be expected to have a Material Adverse Effect.

(b)                                 (i) No ERISA Event has occurred or, to the best of knowledge of Borrower or any ERISA Affiliate, is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or, to the best of knowledge of Borrower or any ERISA Affiliate, reasonably expects to incur, any liability (and, to the best of knowledge of Borrower or any ERISA Affiliate, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.11                        INTANGIBLE ASSETS. Borrower and its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated or could obtain such right without causing a Material Adverse Effect, and none of such items, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict has or could reasonably be expected to have a Material Adverse Effect.

5.12                        COMPLIANCE WITH LAWS. Borrower and its Subsidiaries are in compliance in all material respects with all material Laws that are applicable such Person.

5.13                        ENVIRONMENTAL COMPLIANCE. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims do not, and could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.14                        INSURANCE. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Subsidiary operates.

5.15                        SWAP OBLIGATIONS. Neither Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. Borrower has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

5.16                        SOLVENCY. Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities Borrower has incurred in favor of Administrative Agent and the Lenders. Each Credit Party is Solvent and no Credit Party will not be Solvent after giving effect to (i) the execution and delivery of the Loan Documents to Administrative Agent and the Lenders and (ii)  the Related Transactions (on a pro forma basis).

5.17                        DISCLOSURE. No statement, information, report, representation, or warranty made by any Credit Party in any Loan Document or furnished to Lender in connection with any Loan Document contains any untrue statement of a material fact or, when viewed together with Borrower’s periodic reports filed under the Exchange Act and the rules and regulations promulgated thereunder, omits to state any material fact necessary to make the statements herein or therein not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. After due inquiry by Borrower, there is no known fact that any Credit Party has not disclosed to Administrative Agent and the Lenders that has or is reasonably likely to have a Material Adverse Effect.

5.18                        PATRIOT ACT.

(a)                                  Neither the Loans contemplated hereunder nor the use of the proceeds thereof will violate the Anti-Terrorism Order, the USA Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)                                 Neither Borrower nor any Subsidiary (1) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or (2) to the best knowledge of Borrower, engages in any dealings or transactions with any such Person. The Borrower and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)                                  No part of the proceeds from the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.19                        RELATED TRANSACTIONS.

(a)                                  Borrower has heretofore furnished Administrative Agent true and correct copies of the Merger Documents.

(b)                                 The Related Transactions have been (or, on the Closing Date, shall concurrently be) completed in compliance with the terms of the Merger Documents and all applicable Laws. No material provision of the Merger Documents was (or shall be) amended or waived in connection with the transactions described therein unless consented to by Administrative Agent, which consent shall not be unreasonably withheld. All material and necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery or performance of the Merger Documents or the consummation of the Related Transactions are (or, on the Closing Date, shall concurrently be) final and in full force and effect.

(c)                                  The execution and delivery of the Merger Documents did not, and the consummation of the Related Transactions will not, materially violate any material statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any material order, judgment or decree of any court or governmental body binding on Borrower or any Subsidiary, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound.

SECTION VI
AFFIRMATIVE COVENANTS

So long as any Obligation (excluding inchoate indemnity obligations) remains unpaid or unperformed, or any portion of the Commitments remain outstanding, Borrower shall, and shall (except in the case of Borrower’s reporting covenants set forth in Sections 6.1 and 6.2(a)-(c)), cause each Subsidiary, to:

6.1                               FINANCIAL STATEMENTS. Deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and Requisite Lenders:

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet, a consolidated statement of income and a consolidated cash flow statement of Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or, exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to Requisite Lenders;

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet, a consolidated statement of income and a consolidated cash flow statement of Borrower and its Subsidiaries as at the end of such fiscal quarter, and for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Reports required to be delivered pursuant to clauses (a) and (b) of this Section 6.1 shall be deemed to have been delivered on the date on which Borrower posts such reports on Borrower’s internet website at the website address listed on Schedule 10.2 hereof or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov.; provided that (x) Borrower shall notify Administrative Agent of the posting of any such new material, and (y) in every instance Borrower shall provide paper copies of the Compliance Certificates required by clause (a) of Section 6.2 to Administrative Agent and each Lender. Except for the Compliance Certificates referred to in such clause (a) of Section 6.2, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to in clauses (a) and (b) of this Section 6.1, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

6.2                               CERTIFICATES, NOTICES AND OTHER INFORMATION. Deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and Requisite Lenders:

(a)                                  within five (5) days after the delivery of the financial statements referred to in Sections 6.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(b)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(c)                                  promptly after the occurrence thereof, notice of any Default or Event of Default;

(d)                                 notice of any change in accounting policies or financial reporting practices by Borrower or any Subsidiary that is material to Borrower or to Borrower and its Subsidiaries on a consolidated basis;

(e)                                  promptly after the commencement thereof, notice of any litigation, investigation or proceeding affecting Borrower where the reasonably expected damages to Borrower exceed $5,000,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could reasonably be expected to have a Material Adverse Effect;

(f)                                    promptly after the occurrence thereof, notice of any Reportable Event with respect to any Plan or the intent to terminate any Plan, or the institution of proceedings or the taking or expected taking of any other action to terminate any Plan or withdraw from any Plan;

(g)                                 promptly after the occurrence thereof, notice of any Material Adverse Effect; and

(h)                                 promptly, such other data and information as from time to time may be reasonably requested by Administrative Agent.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. The annual reports, proxies, financial statements or other communications required by Section 6.2(c) above shall be deemed to have been delivered on the date on which Borrower posts such reports on Borrower’s website on the Internet at the website address listed on Schedule 10.2 hereof or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that Borrower shall notify Administrative Agent of the posting of any such new material. Lender shall have no obligation to request the delivery or to maintain copies of the reports and communications referred to in Section 6.2(c), and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports and communications.

6.3                               PAYMENT OF TAXES. Pay and discharge when due all taxes, assessments, and governmental charges, except for (a) any such tax, assessment, charge, or levy which is an Ordinary Course Lien under subsection (b) of the definition of such term and (b) immaterial taxes in de minimis amounts.

6.4                               PRESERVATION OF EXISTENCE. Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except (i) as permitted by Section 7.3, or (ii) where failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5                               MAINTENANCE OF PROPERTIES. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its properties, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.6                               MAINTENANCE OF INSURANCE. Maintain liability and casualty insurance with responsible insurance companies reasonably satisfactory to Administrative Agent in such amounts and against such risks as is customary for similarly situated businesses.

6.7                               COMPLIANCE WITH LAWS.

(a)                                  Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

(b)                                 Conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.

6.8                               INSPECTION RIGHTS. At any time during regular business hours and as often as reasonably requested upon reasonable notice, permit Administrative Agent or any Lender, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from Borrower’s records and books of account and to visit and inspect its and its Subsidiaries’ properties and to discuss its affairs, finances and accounts with any of its officers and key employees, and, upon request, furnish promptly to Administrative Agent or any Lender true copies of all financial information and internal management reports made available to their senior management. Notwithstanding any provision of this Agreement to the contrary, so long as no Default or Event of Default shall have occurred and be continuing, neither Borrower nor any of its Subsidiaries shall be required to disclose, permit the inspection, examination, photocopying or making extracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) the disclosure of which to any Lender, or its designated representative, is then prohibited by law or any agreement binding on Borrower or any of its Subsidiaries that was not entered into by Borrower or any such Subsidiary for the purpose of concealing information from the Lenders. Borrower shall, however, furnish to Administrative Agent such information concerning Borrower’s intellectual property (including, without limitation, application and registration numbers for any filings in connection with such intellectual property) as is reasonably necessary to permit Administrative Agent (on behalf of itself and the other Lenders) to perfect a security interest in such intellectual property.

6.9                               KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep records and books of account adequate to prepare financial statements in conformity with GAAP, consistently applied, and in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or any applicable Subsidiary.

6.10                        COMPLIANCE WITH ERISA. Cause, and cause each of its ERISA Affiliates to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (b) to take all actions to cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

6.11                        COMPLIANCE WITH AGREEMENTS. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such

Contractual Obligations (a) the nonperformance of which would not cause a Default or Event of Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.12                        SUBSIDIARY GUARANTIES AND PLEDGE OF OWNERSHIP INTERESTS.

(a)                                  Domestic Subsidiaries. In the event that the aggregate gross revenues or assets of Borrower and Guarantors for any fiscal year ending after the Closing Date when taken together with the aggregate gross revenues and assets of Borrower’s Foreign Subsidiaries as to which 65% of the ownership interests thereof have been pledged in favor of Administrative Agent for the benefit of Lenders, is less than 90% of the aggregate gross revenues or assets of Borrower and its Subsidiaries on a consolidated basis for such fiscal year, Borrower will, within 90 days after the end of such fiscal year, cause one or more additional Domestic Subsidiaries to execute and deliver to Administrative Agent a joinder to the Multi-Party Guaranty and to the General Security Agreement along with any such other supporting documentation, certificates (accompanied by irrevocable undated stock powers, duly endorsed in blank), corporate governance and authorization documents as may be deemed reasonably necessary or advisable by Administrative Agent such that the aggregate gross revenues and assets for such fiscal year of Borrower and Guarantors, when taken together with the aggregate gross revenues and assets of Borrower’s Foreign Subsidiaries as to which 65% of the ownership interests thereof have been pledged in favor of Administrative Agent for the benefit of Lenders, equal to at least 90% of the aggregate gross revenues and assets of Borrower and its Subsidiaries on a consolidated basis for such fiscal year. In addition, in the event that (x) Borrower creates or acquires a Domestic Subsidiary which is a Material Subsidiary, or (y) any Domestic Subsidiary of Borrower that has not previously executed a joinder to Multi-Party Guaranty and General Security Agreement becomes a guarantor in respect of the obligations of Borrower or any Subsidiary under any Material Indebtedness Agreement, Borrower shall within forty-five (45) days (unless a longer period is agreed to by Administrative Agent) (i) cause such Domestic Subsidiary to execute and deliver to Administrative Agent a joinder to the Multi-Party Guaranty and the General Security Agreement along with any such other supporting documentation, certificates (accompanied by irrevocable undated stock powers, duly endorsed in blank), corporate governance and authorization documents as may be deemed necessary or advisable by Administrative Agent, (ii) execute and deliver a supplement to the General Security Agreement pledging to Administrative Agent (for the benefit of each Lender in accordance with its Pro Rata Share) the ownership interests in such Domestic Subsidiary, and (iii) deliver to Administrative Agent (for the benefit of each Lender in accordance with its Pro Rata Share) the outstanding share certificates (or other evidence of its equity) evidencing such pledged ownership interests. Notwithstanding anything in this Section 6.12 to the contrary, Borrower shall not be required to deliver to Administrative Agent share or stock certificates evidencing Escrowed Securities until such time as such Escrowed Securities are eligible for release from escrow to Borrower.

(b)                                 Foreign Subsidiary Stock Pledge. In the event Borrower creates or acquires a First-Tier Material Foreign Subsidiary, Borrower shall and shall cause its

Domestic Subsidiaries to, within 90 days (unless a longer period is agreed to by Administrative Agent), (i) pledge to Administrative Agent, for the benefit of the Lenders, 65% of the ownership interest owned by a Credit Party pursuant to the General Security Agreement, (ii) deliver to Agent, for the benefit of the Lenders, the outstanding shares certificates (or other evidence of equity), as applicable, evidencing such pledged ownership interest, and (iii) take such further actions as Administrative Agent reasonably requests to perfect the security interest in such pledged ownership interests; provided, however, that, if Administrative Agent, in its sole discretion after consultation with Borrower, determines that the cost of perfecting, in a foreign jurisdiction, the Administrative Agent’s security interest, for the benefit of the Lenders, in such ownership interests relating to any First-Tier Material Foreign Subsidiary is impractical or cost-prohibitive, then the Administrative Agent may agree to forego the foreign perfection of such security interest.

6.13                        USE OF PROCEEDS. Use the proceeds of Extensions of Credit for lawful general corporate purposes including working capital and general corporate purposes, including Acquisitions, not otherwise in contravention of this Agreement.

6.14                        HYPOTHECATION OF MATERIAL LEASES. Concurrently with entering into any Material Lease after the Closing Date, at Administrative Agent’s option, (a) use its reasonable efforts to obtain consent of the relevant landlord to permit Borrower to deliver to Administrative Agent a Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing in commercially reasonable form entered into by Borrower, as Trustor, in favor of Administrative Agent, as Beneficiary (for the account of each Lender in accordance with its Pro Rata Share), encumbering Borrower’s leasehold interest in the real property subject to the Material Lease as security for the performance of all Obligations of Borrower, together with any required landlord consent; and (b) cause to be issued by a title insurer reasonably acceptable to Administrative Agent an ALTA Leasehold Lender’s leasehold policy of title insurance insuring Administrative Agent that the Lien of the foregoing Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing is a first and primary Lien on Borrower’s leasehold interest in the real property subject to the Material Lease, with such endorsements as Administrative Agent may reasonably require, subject only to Permitted Exceptions.

SECTION VII
NEGATIVE COVENANTS

So long as any Obligations remain unpaid or unperformed, or any portion of the Commitments remain outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.1                               INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness except for the following (“Permitted Indebtedness”):

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.1 hereto and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder, and (ii) the weighted average life of the principal payments pursuant to such refinanced, refunded, renewed or extended Indebtedness shall be no shorter than the weighted average life of such payments pursuant to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension;

(c)                                  Ordinary Course Indebtedness;

(d)                                 Indebtedness of Borrower and its Subsidiaries under loans and Capital Leases incurred by Borrower or any of its Subsidiaries to finance the acquisition by such Person of real property, improvements, fixtures, equipment or other fixed assets (together with attachments, ascensions, additions, “soft costs” and proceeds thereof); provided that in each case, (i) such Indebtedness is incurred by such Person at the time of, or not later than six (6) months after, the acquisition by such Person of the property so financed, (ii) such Indebtedness does not exceed the purchase price of the property so financed, and (iii) the aggregate of all such Indebtedness at any time outstanding does not exceed the Threshold Amount;

(e)                                  Indebtedness of Borrower and its Subsidiaries under initial or successive refinancings, refundings, renewals or extensions of any Indebtedness permitted by subsections (c) and (d) above; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, and (ii) the weighted average life of the principal payments pursuant to such refinanced, refunded, renewed or extended Indebtedness shall be no shorter than the weighted average life of such payments pursuant to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension;

(f)                                    Indebtedness of Borrower to any of Borrower’s Subsidiaries, Indebtedness of any of Borrower’s Subsidiaries to Borrower or Indebtedness of any of Borrower’s Subsidiaries to any of Borrower’s other Subsidiaries; provided that the aggregate amount of Indebtedness of Borrower or any Guarantor to any Subsidiary which is not a Guarantor at any time outstanding does not exceed $5,000,000;

(g)                                 Subordinated Debt as the same shall have been approved by Requisite Lenders;

(h)                                 Indebtedness which may arise as a result of any invalidity of receivables sold as described in Section 7.4(b), or in similar transactions as approved by Administrative Agent; provided (i) the aggregate of all such Indebtedness at any time outstanding does not exceed the Threshold Amount and (ii) such Indebtedness is subordinated to the Obligations hereunder pursuant to a subordination agreement in form and substance satisfactory to Administrative Agent;

(i)                                     Indebtedness incurred in favor of sellers in connection with Permitted Acquisitions, but only to the extent permitted in the definition thereof;

(j)                                     Indebtedness in the form of reimbursement obligations to issuers of letters of credit (other than the Issuing Lender) for the account of Borrower or any of Borrower’s Subsidiaries provided the aggregate amount of such Indebtedness at anytime does not exceed the then unused portion of the Letter of Credit Sublimit; and

(k)                                  Other Indebtedness not included in (a) through (j) above and not exceeding, in the aggregate at any one time $5,000,000.

7.2                               LIENS. Incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(a)                                  Liens existing on the date hereof and listed on Schedule 7.1 and any renewals or extensions thereof; provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.1(a);

(b)                                 Ordinary Course Liens;

(c)                                  Liens on the property or assets of any Person which becomes a Subsidiary of Borrower after the date of this Agreement or acquired after the date of this Agreement; provided that (i) such Liens exist at the time such Person became a Subsidiary or the assets were acquired, and (ii) such Liens were not created in contemplation of the acquisition of such Person or assets;

(d)                                 Rights of vendors or lessors under conditional sale agreements, Capital Leases or other agreements relating to Indebtedness described in Section 7.1(d) or other title retention agreements; provided that in each case, (i) such rights secure or otherwise relate to Permitted Indebtedness, (ii) such rights do not extend to any property other than property acquired with the proceeds of such Permitted Indebtedness (together with accessions, additions, replacements and proceeds thereof), and (iii) such rights do not secure any Indebtedness other than Permitted Indebtedness;

(e) Liens incurred in connection with leases, subleases, licenses and sublicenses granted to Persons not interfering in any material respect with the business of Borrower and its Subsidiaries and any interest or title of a lessee or licensee under any such leases, subleases, licenses or sublicenses;

(f)                                    Liens arising in connection with judgments not constituting an Event of Default pursuant to Section 8.1(h);

(g)                                 Liens securing Indebtedness permitted under Section 7.1(h) on selected assets as shall be reasonably necessary, in the judgment of Administrative Agent, to support the sale receivables of Foreign Subsidiaries to the extent permitted under Section 7.4(b);

(h)                                 Liens securing Indebtedness constituting reimbursement obligations permitted by Section 7.1(j); and

(i)                                     Liens not otherwise permitted hereunder on the property or assets of Borrower and any of its Subsidiaries securing Indebtedness, provided the aggregate Indebtedness secured thereby does not exceed $5,000,000;

provided, however, that in no event shall any Lien be permitted to exist on, or in respect of, any depositary or investment account containing any cash or cash equivalent of Borrower or any of its Domestic Subsidiaries, except for (i) Liens in favor of the entity (and its affiliates) with which any such depository or investment account is maintained and (ii) Liens on any cash collateral account given to secure the reimbursement obligations of Borrower or any of its Subsidiaries with respect to letters of credit permitted under Section 7.1(j) hereof.

7.3                               FUNDAMENTAL CHANGES. Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, except that:

(a)                                  any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving corporation, (ii) any Guarantor Subsidiary or, if such Subsidiary is not a Guarantor, with any other Subsidiary, and (iii) any joint venture, partnership or other Person, so long as such joint venture, partnership and other Person will, as a result of making such merger and all other contemporaneous related transactions, becomes a Guarantor Subsidiary or, if such Subsidiary is not a guarantor, a Subsidiary;

(b)                                 any Subsidiary may sell or transfer all or substantially all of its assets (through voluntary liquidation, dissolution or winding up or otherwise), to Borrower or to another Subsidiary that is a Guarantor or, if the selling or transferring Subsidiary is not a Guarantor, to any other Subsidiary;

(c)                                  Borrower may merge into or consolidate with any other Person; provided that (i) Borrower is the surviving corporation, and (ii) prior to and immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing; and

(d)                                 any Subsidiary may merge or consolidate with or into any other Person or sell all or substantially all of its assets to the extent such transaction is a Disposition otherwise permitted under Section 7.4 or an Investment otherwise permitted under Section 7.5 and prior to and immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing.

7.4                               DISPOSITIONS. Make any Dispositions, except:

(a)                                  Ordinary Course Dispositions;

(b)                                 True sales of the accounts receivable of Foreign Subsidiaries, or similar arrangements approved by Administrative Agent, entered into to finance the operations of Borrower’s Foreign Subsidiaries; and

(c)                                  Dispositions permitted by Section 7.3;

(d)                                 Dispositions of the property described on Schedule 7.4; and

(e)                                  Other Dispositions of property having an aggregate net book value from the date hereof not exceeding $5,000,000.

7.5                               INVESTMENTS. Make any Investments, except for the following (“Permitted Investments”):

(a)                                  Investments existing on the Closing Date and any Investments made in exchange or replacement thereof provided the amount of cash in such Investment is not increased at the time of such exchange or replacement;

(b)                                 Ordinary Course Investments;

(c)                                  Investments permitted by Section 7.1 or Section 7.3;

(d)                                 Investments arising from rights received by Borrower and its Subsidiaries upon the required payment of any permitted contingent obligations of Borrower and its Subsidiaries; provided that the aggregate amount of such Investments shall not exceed $5,000,000 at any time;

(e)                                  Investments constituting Acquisitions; provided that (i) in the case of a merger, amalgamation or other combination including Borrower, Borrower shall be the surviving entity, (ii) in the case of a merger, amalgamation or other combination including a Credit Party (other than Borrower), a Credit Party shall be the surviving entity; (iii) the business to be acquired shall be similar to the lines of business of the Borrower and its Subsidiaries, (iv) no Default or Event of Default shall exist prior to or after giving effect to such Acquisition, (v) if consideration paid for such Acquisition is in excess of $5,000,000, Borrower shall have provided to Administrative Agent and each of the Lenders, at least ten (10) Business Days prior to such Acquisition, a certificate of a Responsible Officer of Borrower showing pro forma compliance with Section 7.12 hereof, both before and after the proposed Acquisition, (vi) such Acquisition is not in the nature of a hostile takeover, (vii) the Cash Acquisition Consideration associated with the MRC Acquisition shall not exceed $80,000,000, and (viii) the aggregate Cash Acquisition Consideration of the Acquisition, when taken together with the Cash Acquisition Consideration of all other Acquisitions occurring after the date hereof (including the MRC Acquisition), shall not exceed $135,000,000, unless otherwise approved by the Requisite Lenders (each such Acquisition being a “Permitted Acquisition”);

(f)                                    Investments of Borrower and its Subsidiaries in Permitted Swap Obligations; and

(g)                                 Other Investments not exceeding $7,500,000 in the aggregate at any time outstanding.

7.6                               RESTRICTED PAYMENTS. Make any Restricted Payments, except as follows:

(a)                                  Borrower or any Subsidiary, as applicable, may pay dividends or other distributions (i) payable solely in shares of capital stock of Borrower or (ii) payable by a Subsidiary to Borrower or to a Guarantor Subsidiary;

(b)                                 Borrower may distribute rights pursuant to a shareholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such shareholder rights plan;

(c)                                  Borrower may make Restricted Payments or purchase its own Equity Securities in connection with or pursuant to any of its Employee Benefits Plans or in connection with the employment, termination or compensation of its employees, officers or directors;

(d)                                 Borrower may purchase its own Equity Securities pursuant to one or more stock repurchase programs; provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to any such repurchases Borrower shall be in compliance with Section 7.12; and (iii) when combined with the amount of all dividends, purchases or redemptions made under Section 7.6(e), the total of all such purchases of Equity Securities shall not exceed the sum of $10,000,000 in the aggregate over the life of this Agreement;

(e)                                  Borrower or any Subsidiary of Borrower may declare or pay any dividends in respect of its Equity Securities or purchase or redeem shares of its Equity Securities or make distributions to shareholders not otherwise permitted hereunder; provided that (i) the aggregate amount paid or distributed in any period of four consecutive quarters (excluding any amounts covered by subsection (b) above) does not exceed $10,000,000; and (ii) when combined with the amount of all purchases of Equity Securities made under Section 7.6(d) but excluding those made under Section 7.6(c), the total of all such dividends, purchases or redemptions shall not exceed the sum of $15,000,000 in the aggregate over the life of this Agreement; and

(f)                                    Borrower may repurchase fractional shares of capital stock arising out of stock dividends, splits or combinations, business combinations or conversion of convertible securities.

7.7                               ERISA. At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Pension Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, when combined with any other event listed above, has a Material Adverse Effect.

7.8                               CHANGE IN NATURE OF BUSINESS. Engage, either directly or indirectly through Affiliates or Acquisitions in any line of business other than the business of acting as an independent provider of outsourced engineering and network deployment services, security systems engineering and integration services and other technical services for the wireless communications industry, the U.S. government, and enterprise customers, including, without limitation, the design, deployment, integration and the overall management of communications and security networks, any other business incidental or reasonably related thereto, or any businesses that are, as determined by the Board of Directors of Borrower in its good faith reasonable judgment, appropriate extensions thereof.

7.9                               TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate (other than transactions among Borrower or any of its Subsidiaries and any Subsidiary) of Borrower other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder and except as follows:

(a)                                  reasonable and customary fees in Borrower’s industry paid to members of the board of directors (or similar governing body) of Borrower; and

(b)                                 reasonable compensation arrangements and benefit plans for officers and other employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business; provided that such transactions do not have a Material Adverse Effect on Borrower or any Subsidiary.

7.10                        USE OF PROCEEDS. Use of the proceeds of the Loans for any purpose other than (i) for working capital and other general corporate purposes of the Borrower and its Subsidiaries, (ii) for the refinancing of existing Indebtedness and (iii) for Acquisitions, including, without limitation, the MRC Acquisition and the Related Transactions, all to the extent permitted hereunder.

7.11                        CERTAIN INDEBTEDNESS PAYMENTS, ETC. (a) Pay, prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled payment thereof any Subordinated Debt or (b) amend, modify or otherwise change the terms of any document, instrument or agreement evidencing Subordinated Debt such that such amendment, modification or change would (i) cause the outstanding aggregate principal amount of all such Subordinated Debt so amended, modified or changed to be increased (except as a consequence of the deferral of cash interest payments by adding such payments to the principal amount thereof) as a consequence of such amendment, modification or change, (ii) increase the interest rate applicable thereto, or (iii) accelerate the scheduled payment thereof.

7.12                        FINANCIAL COVENANTS.

(a)                                  Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, determined as of the last day of any fiscal quarter of Borrower (measured on a rolling four quarter basis for the trailing four fiscal quarters) to be greater than (i) for each fiscal quarter ending on or prior to March 31, 2007, 4.00 to 1.00, (ii) for the fiscal quarter ending June 30, 2007, 3.75 to 1.00, (iii) for the fiscal quarter ending September 30, 2007, 3.50 to 1.00, and (iv) for each fiscal quarter ending on or after December 31, 2007 and thereafter, 3.00 to 1.00.

(b)                                 Minimum Liquidity Ratio. Permit the Liquidity Ratio at any time to be less than 1.35 to 1.00.

(c)                                  Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, determined as of the last day of any fiscal quarter of Borrower (measured on a rolling four quarter basis for the trailing four fiscal quarters) to be less than (i) for each fiscal quarter ending on or prior to March 31, 2007, 1.10 to 1.00, and (ii) for each fiscal quarter thereafter, 1.25 to 1:00.

7.13                        ACCOUNTING CHANGES. Change (i) its fiscal year (currently a 52 or 53 week year, as applicable, ending on or about December 31), or (ii) its accounting practices except as permitted by GAAP.

7.14                        RESTRICTIVE AGREEMENTS. Except as set forth in this Agreement, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any dividend, return of capital or other distribution to Borrower or to any other Subsidiary, (b) make, directly or indirectly, loans or advances or capital contributions to Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness or capital leases, of Borrower or such Subsidiary to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

7.15                        GUARANTY UNDER MATERIAL INDEBTEDNESS AGREEMENT. Permit any Domestic Subsidiary of Borrower to be or become liable as an obligor under any Material Indebtedness Agreement unless such Subsidiary shall also be a Guarantor under this Agreement prior to or concurrently therewith. Permit any Foreign Subsidiary of Borrower to be or become liable as an obligor under any Material Indebtedness Agreement unless 65% of the ownership interests thereof have been pledged in favor of Administrative Agent for the benefit of Lenders.

SECTION VIII
EVENTS OF DEFAULT AND REMEDIES

8.1                               EVENTS OF DEFAULT. Any one or more of the following events shall constitute an Event of Default:

(a)                                  Borrower fails to pay any principal on the date when due; or

(b)                                 Borrower fails to pay interest on any Outstanding Obligation, the Commitment Fee or any other fees due hereunder within three (3) Business Days after the date when due; or fails to pay any other fees or amount payable to Administrative Agent or any Lender under any Loan Document within five (5) Business Days after the date due; or

(c)                                  Any default occurs in the observance or performance of any agreement contained in Section 7; or

(d)                                 Any default occurs in the observance or performance of any agreement contained in Section 6.1 and such default continues for three (3) days; or

(e)                                  The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or Borrower fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) (c) or (d) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(f)                                    Any representation or warranty in any Loan Document proves to have been incorrect in any material respect when made or deemed made; or

(g)                                 Any Credit Party (x) defaults on any payment when due, which remains uncured beyond any applicable cure period, of principal or interest on any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount in excess of the Threshold Amount, or (y) defaults in the observance or performance of any other agreement or covenant relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, any Indebtedness in excess of the Threshold Amount to become payable or cash collateral in respect thereof to be demanded on account of such default or other event; or (ii) the occurrence under any Swap Contract of an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any termination event under any Swap Contract (as defined therein) as to which Borrower or any Subsidiary is an affected party (as so defined) (other than termination events resulting solely from changes in the value of Borrower’s stock price or other rates, prices or indices underlying any such Swap Contract), and as to which, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(h)                                 Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Credit Party denies that it has any or further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document; or

(i)                                     A final judgment (to the extent not covered by insurance from a solvent insurer who has accepted tender of defense and is defending such action) against Borrower or any Material Subsidiary is entered for the payment of money in excess of the Threshold Amount and such judgment remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry, or any non-monetary final judgment is entered against Borrower or any Material Subsidiary that has a Material Adverse Effect and such judgment remains unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry.

(j)                                     Borrower or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for 45 calendar days, or an order for relief is entered in any such proceeding; or

(k)                                  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds the Threshold Amount; (iii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or (iv) the events listed in clauses (i), (ii) and (iii) in the aggregate have resulted or could reasonably be expected to result in liability of Borrower or its Material Subsidiaries in excess of the Threshold Amount; or

(1)                                  There occurs (i) any Change of Control, or (ii) any event relating to a change in the corporate ownership, control or governance of Borrower or any Subsidiary as issuer (“Issuer”) of any notes, bonds, debentures, Subordinated Debt or other debt securities, the result of which is to cause Indebtedness evidenced by any such notes, bonds, debentures, Subordinated Debt or other debt securities to be subject to mandatory redemption or repurchase by Issuer, provided the outstanding amount of such outstanding Indebtedness exceeds the Threshold Amount; or

(m)                               There occurs a change in the assets, liabilities, financial condition, operations, affairs or prospects of Borrower and its Subsidiaries, taken as a whole, which in the reasonable determination of Requisite Lenders has had a Material Adverse Effect.

8.2                               CERTAIN FINANCIAL COVENANT DEFAULTS. In the event that Borrower determines to restate any of its financial statements and announces the same or delivers such restated financial statements to Administrative Agent or any Lender and, after giving effect to such restatement, as of the end of any fiscal period of Borrower there would exist an Event of Default by virtue of such restatement due to breach of Section 7.12 as of such fiscal period end date, such Event of Default shall be deemed to arise as of the end of such fiscal period. Notwithstanding Section 2.6(c) to the contrary, interest shall accrue at the Default Rate in respect of any Event of Default arising solely by virtue of this Section 8.2 only from the earlier of the date such restatement is announced or such restated financial statements are delivered.

8.3                               REMEDIES UPON EVENT OF DEFAULT. Without limiting any other rights or remedies of Administrative Agent or Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a)                                  Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.1(j):

(i)                                     Requisite Lenders may request Administrative Agent to, and Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and/or

(ii)                                  Issuing Lender, with the approval of Administrative Agent on behalf of Requisite Lenders, may demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letter of Credit Usage to be held in a blocked Letter of Credit cash collateral account held with KeyBank.

(b)                                 Upon the occurrence of any Event of Default described in Section 8.1(j):

(i)                                     the Commitments and all other obligations of Administrative Agent or Lenders shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower;

(ii)                                  the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

(iii)                               an amount equal to the aggregate amount of all outstanding Letter of Credit Usage shall be immediately due and payable to Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held in a blocked Letter of Credit cash collateral account held with KeyBank.

(c)                                  Upon the occurrence of any Event of Default, Lenders and Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed to (but only with the consent of Requisite Lenders) protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and such other rights and remedies as are provided by Law or equity (including, without limitation, the provisions of the applicable Uniform Commercial Code).

(d)                                 Except as permitted by Section 10.5, no Lender may exercise any rights or remedies with respect to the Obligations without the consent of Requisite Lenders in their sole and absolute discretion. The order and manner in which Administrative Agent’s and Lenders’ rights and remedies are to be exercised shall be determined by Requisite Lenders in their sole and absolute discretion. Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied first, to costs and expenses (including Attorney Costs) incurred by Administrative Agent and each Lender, second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Loans, and fourth, to the payment of all other amounts (including fees) then owing to Administrative Agent and Lenders under the Loan Documents, in each case paid pro rata to each Lender in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all Lenders, without priority or preference among Lenders. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.

SECTION IX
ADMINISTRATIVE AGENT

9.1                               APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT.

(a)                                  Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 Issuing Lender shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of Requisite Lenders to act for such Issuing Lender with respect thereto; provided, however, that Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 9 included Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to Issuing Lender.

9.2                               DELEGATION OF DUTIES. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.3                               LIABILITY OF ADMINISTRATIVE AGENT. No Administrative Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.

9.4                               RELIANCE BY ADMINISTRATIVE AGENT.

(a)                                  Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any other Loan Document unless it shall first receive such advice or concurrence of Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Requisite Lenders or all Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders. Where this Agreement expressly permits or prohibits an action unless Requisite Lenders otherwise determine, and in all other instances, Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

9.5                               NOTICE OF DEFAULT. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by Requisite Lenders in accordance with Section 8; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

9.6                               CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE AGENT. Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender as to any matter, including whether Administrative Agent-Related Persons have disclosed material information in their possession. Each Lender, including any Lender by assignment, represents to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Subsidiaries which may come into the possession of any Administrative Agent-Related Person.

9.7                               INDEMNIFICATION OF ADMINISTRATIVE AGENT. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

9.8                               ADMINISTRATIVE AGENT IN INDIVIDUAL CAPACITY. KeyBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates as though KeyBank were not Administrative Agent or Issuing Lender hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, KeyBank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent or Issuing Lender.

9.9                               SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may, and at the request of Requisite Lenders shall, resign as Administrative Agent upon 30 days’ notice to Lenders. If Administrative Agent resigns under this Agreement, Requisite Lenders shall appoint from among Lenders a successor administrative agent for Lenders which successor administrative agent shall be approved by Borrower. If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower and upon approval of Borrower (other than at any time as there exists a Default or an Event of Default) which will not be unreasonably withheld, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and Sections 10.3 and 10.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent (whether due to absence of Borrower approval or otherwise) by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Requisite Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, KeyBank may not be removed as Administrative Agent at the request of Requisite Lenders unless KeyBank shall also simultaneously be replaced as “Issuing Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to KeyBank. Any Administrative Agent hereunder must hold a Commitment in an amount not less than the $5,000,000.

9.10                        DESIGNATION OF ARRANGER; NO AFFILIATE LIABILITY. The parties hereto hereby designate KeyBanc Capital Markets, an Affiliate of KeyBank as “Sole Arranger” and “Sole Book Runner” under this Agreement. None of Lenders (or Affiliates of Lenders) identified from time to time herein by the titles “Sole Arranger,” “Sole Book Runner,” “Syndication Agent,” “Documentation Agent” or similar titles shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity. Without limiting the foregoing, none of Lenders (or Affiliates of Lenders) so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders (or Affiliates of Lenders) so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION X
MISCELLANEOUS

10.1                        AMENDMENTS; CONSENTS. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower therefrom shall be effective unless in writing signed by Requisite Lenders and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, without the approval in writing of Administrative Agent and all Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a)                                  To reduce the amount of principal, principal prepayments or the rate of interest payable on, any Loan, or the amount of any fee or other amount payable to any Lender under the Loan Documents (unless such modification is consented to by each Lender entitled to receive such fee ) or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any Commitment Fee;

(b)                                 To postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Loan or any installment of any Commitment Fee, to extend the term of, or increase the amount of, any Lender’s Commitment (it being understood that a waiver of an Event of Default shall not constitute an extension or increase in the Commitment of any Lender) or modify the Pro Rata Share of any Lender;

(c)                                  To release collateral in which Lenders have a security interest to secure the performance of Borrower’s obligations under the Loan Documents constituting more than the Threshold Amount;

(d)                                 To amend the definition of “Requisite Lenders” or the provisions of Section 4, Section 9, this Section 10.1 or Section 10.6;

(e)                                  To amend any provision of this Agreement that expressly requires the consent or approval of all Lenders; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by Issuing Lender in addition to Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of Issuing Lender, (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of Administrative Agent, and (iii) the fee letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all Lenders and Administrative Agent.

10.2                        TRANSMISSION AND EFFECTIVENESS OF COMMUNICATIONS AND SIGNATURES.

(a)                                  Modes of Delivery. Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, “communications”) shall be transmitted by Requisite Notice to the number and address set forth on Schedule 10.2, may be delivered by the following modes of delivery, and shall be effective as follows:

Mode of Delivery	Effective on earlier of actual receipt and:

Courier	Scheduled delivery date

Facsimile	When transmission in legible form complete

Mail	Fourth Business Day after deposit in U.S. mail first class postage pre-paid

Personal delivery	When received

Telephone	When conversation completed

provided, however, that communications delivered to Administrative Agent pursuant to Section 2 must be in writing and shall not be effective until actually received by Administrative Agent.

(b)                                 Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act on any communications purportedly given by or on behalf of Borrower even if (i) such communications (A) were not made in a manner specified herein, (B) were incomplete or (C) were not preceded or followed by any other notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any subsequent related communications provided for herein. Borrower shall indemnify Administrative Agent and Lenders from any loss, cost, expense or liability as a result of relying on any communications permitted herein.

(c)                                  Effectiveness of Facsimile Documents and Signatures. Documents and agreements delivered from time to time in connection with the Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as hardcopies with manual signatures and shall be binding on all Borrower and its Subsidiaries and Administrative Agent and Lenders. Administrative Agent may also request that any such documents and signature be confirmed by a manually-signed hardcopy thereof; provided, however, that the failure to request or deliver any such manually-signed hardcopy shall not affect the effectiveness of any facsimile documents or signatures.

10.3                        ATTORNEY COSTS, EXPENSES AND TAXES. Borrower agrees (a) to pay or reimburse Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to any Loan Documents, and any other documents prepared in connection herewith or therewith, including all reasonable Attorney Costs, and (b) to pay or reimburse Administrative Agent and each Lender for all costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization), collection and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a “workout” or of any insolvency or bankruptcy proceeding, including Attorney Costs. The foregoing costs and expenses shall include all reasonable search, filing, and appraisal charges and fees and documentary, stamp or similar taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent or any Lender and the cost of independent public accountants and other outside experts retained by Administrative Agent or any Lender. Any amount payable by Borrower under this Section shall bear interest from the tenth (10th) Business Day following the date of demand for payment at the Default Rate, unless waived by Administrative Agent. The agreements in this Section shall survive repayment of all Obligations.

10.4                        BINDING EFFECT; ASSIGNMENT.

(a)                                  This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, Lenders and Administrative Agent and their respective successors and assigns, except that, Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all Lenders and any such attempted assignment shall be void. Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release each such Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

(b)                                 From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Commitment and/or Extensions of Credit; provided that (i) such assignment, if not to a Lender or an Affiliate of the assigning Lender, shall be consented to by Borrower at all times other than during the existence of a Default or Event of Default and by Administrative Agent and Issuing Lender (which approval of Borrower shall not be unreasonably withheld), (ii) a copy of a duly signed and completed Assignment and Acceptance shall be delivered to Administrative Agent, (iii) except in the case of an assignment (A) to an Affiliate of the assigning Lender or to another Lender or (B) of the entire remaining Commitment of the assigning Lender, the portion of the Commitment assigned shall not be less than $5,000,000, and (iv) the effective date of any such assignment shall be as specified in the Assignment and Acceptance, but not earlier than the date which is five Business Days after the date Administrative Agent has received the Assignment and Acceptance. Upon any required consent by Administrative Agent, Issuing Lender and Borrower to such assignment and payment of the requisite fee described below, the assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver upon request (against delivery by the assigning Lender to Borrower of the Note, if any, previously issued to such assigning Lender, or, if any such Note is lost or destroyed, an affidavit as to such fact and a lost note indemnity from such assigning Lender with respect to such Note) to such assignee Lender, one or more Notes evidencing such assignee Lender’s Loans, and to the assigning Lender if requested, one or more Notes evidencing Loans under any Commitment retained by the assigning Lender. Administrative Agent’s consent to any assignment shall not be deemed to constitute any representation or warranty by any Administrative Agent-Related Person as to any matter. For purposes hereof, each mutual fund that is an Affiliate of a Lender shall be deemed to be a single Eligible Assignee, whether or not such fund is managed by the same fund manager as other mutual funds that are Affiliates of the same Lender.

(c)                                  After receipt of a completed Assignment and Acceptance, and receipt of an assignment fee of $3,500 (unless such fee is waived by the Administrative Agent) from such Eligible Assignee (including in the case of assignments to Affiliates of assigning Lenders), Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and Lenders a revised Schedule 10.2 giving effect thereto.

(d)                                 Each such Lender may from time to time, without the consent of any other Person, grant participations to one or more other Person (including another Lender) of all or any portion of its Pro Rata Share of its Commitment or Extensions of Credit; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Section 3 (but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation) and subject to Sections 10.5 and 10.6, (iv) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation agreement shall not restrict an increase in the combined Commitments, or in granting Lender’s Pro Rata Share, so long as the amount of the participation interest is not affected thereby, and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents; provided, however, that the assigning Lender may, in any agreement with a participant, give such participant the right to consent to any matter which (A) extends the Maturity Date as to such participant or any other date upon which any payment of money is due to such participant, (B) reduces the rate of interest owing to such participant, any fee or any other monetary amount owing to such participant, or (C) reduces the amount of any installment of principal owing to such participant. Any Lender that sells a participation to any Person that is a “foreign corporation, partnership or trust” within the meaning of the Code shall include in its participation agreement with such Person a covenant by such Person that such Person will comply with the provisions of Section 10.22 as if such Person were a Lender and provide that Administrative Agent and Borrower shall be third party beneficiaries of such covenant.

10.5                        SET-OFF. In addition to any rights and remedies of Administrative Agent and Lenders or any assignee or participant of any Lender or any Affiliate thereof (each, a “Proceeding Party”) provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker’s lien, or otherwise, against any assets of Borrower and its Subsidiaries which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.6                        SHARING OF PAYMENTS. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower or otherwise, receives payment on account of the Outstanding Obligations held by it that is ratably more than any other Lender receives in payment on account of the Outstanding Obligations held by such other Lender, then, subject to applicable Laws:  (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from such other Lender a participation in the Outstanding Obligations held by the other Lender and shall pay to such other Lender a purchase price in an amount so that the share of the Outstanding Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all Lenders share any payment obtained in respect of the Outstanding Obligations ratably in accordance with each Lender’s share of the Outstanding Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Outstanding Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Outstanding Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Outstanding Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if Lender were the original owner of the Obligation purchased.

10.7                        NO SETOFF. As to any and all funds, securities or other assets of Borrower which are now or hereafter held by Administrative Agent or any Lender as collateral pursuant to this Agreement or any other Loan Document for any of the Obligations (collectively the “Collateral Assets”), Administrative Agent and Lenders agree that they shall not exercise any right of setoff or recoupment against nor shall they assert any security interest in the Collateral Assets in connection with any other obligation owed to Administrative Agent or any Lender which is unrelated to this Agreement or the Loan Documents, except for:   (i) recovery for any items deposited with Administrative Agent or any Lender and returned unpaid or as to which claims have been asserted as to breach of transfer or presentment warranties, (ii) overdrafts on any account which generated the funds which constitute part of the Collateral Assets, (iii) automated clearing house entries, and (iv) Administrative Agent or any Lender’s usual and customary fees for services rendered in connection with the assets or bank accounts which constitute the Collateral Assets.

10.8                        NO WAIVER; CUMULATIVE REMEDIES.

(a)                                  No failure by any Lender or Administrative Agent to exercise, and no delay by any Lender or Administrative Agent in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Without limiting the generality of the foregoing, the terms and conditions of Section 4 may be waived in whole or in part, with or without terms or conditions, in respect of any Extension of Credit without prejudicing Administrative Agent’s or Lender’s rights to assert them in whole or in part in respect of any other Extension of Credit.

(b)                                 The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Administrative Agent or any Lender not to require payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Administrative Agent’s or Lender’s right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

(c)                                  The terms and conditions of Section 9 are for the sole benefit of Administrative Agent and Lenders.

10.9                        USURY. Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest or a fee contracted for, charged, or received by Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.10                 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11                 INTEGRATION. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.12                 NATURE OF LENDERS’ OBLIGATIONS. Nothing contained in this Agreement or any other Loan Document and no action taken by Administrative Agent or Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender’s obligation to make any Extension of Credit pursuant hereto is several and not joint or joint and several; provided that, in the case of the initial Extension of Credit only, each Lender’s obligation is conditioned upon the performance by all other Lenders of their obligations to make the initial Extension of Credit. A default by any Lender will not increase the Pro Rata Share attributable to any other Lender.

10.13                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof but shall terminate the later of (a) when the Commitments are terminated and (b) when no Obligations remain outstanding under any Loan Document. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, notwithstanding any investigation made by Administrative Agent or any Lender or on their behalf.

10.14                 INDEMNITY BY BORROWER. Borrower agrees to indemnify, defend, save and hold harmless each Administrative Agent-Related Person and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) from and against:  (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower, any of its Affiliates or any its officers or directors; (b) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Loan, property that is the subject of any Material Lease or any other collateral given to secure the obligations of Borrower under this Agreement, or the relationship of Borrower, Administrative Agent and Lenders under this Agreement; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) all liabilities, claims, actions, loss, damages, including, without limitation, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of Indemnitees’ counsel) directly or indirectly arising out of or resulting from any Hazardous Substance being present at any time in or around any part of Borrower’s or any Subsidiary’s properties (leasehold or fee), or in the soil, groundwater or soil vapor on or under Borrower’s or any Subsidiary’s properties (leasehold or fee), including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources; (e) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee’s own negligence (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

10.15                 NONLIABILITY OF LENDER. Borrower acknowledges and agrees that:

(a)                                  Any inspections of any property of Borrower made by or through Administrative Agent or Lenders are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b)                                 By accepting or approving anything required to be observed, performed, fulfilled or given to Administrative Agent or Lenders pursuant to the Loan Documents, neither Administrative Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Administrative Agent or Lenders;

(c)                                  The relationship between Borrower and Administrative Agent and Lenders is, and shall at all times remain, solely that of borrower and lenders; neither Administrative Agent nor Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

(d)                                 Neither Administrative Agent nor Lenders shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Administrative Agent and Lenders harmless from any such loss, damage, liability or claim.

10.16                 NO THIRD PARTIES BENEFITED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Administrative Agent and Lenders in connection with the Extensions of Credit, and is made for the sole benefit of Borrower, Administrative Agent and Lenders, and Administrative Agent and Lenders’ successors and assigns. Except as provided in Sections 10.14 and 10.22, no other Person shall have any rights of any nature hereunder or by reason hereof.

10.17                 SEVERABILITY. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.18                 CONFIDENTIALITY. Administrative Agent and each Lender shall use any confidential non-public information concerning Borrower and its Subsidiaries that is furnished to Administrative Agent or such Lender by or on behalf of Borrower and its Subsidiaries in connection with the Loan Documents that has been identified in writing as confidential at the time so furnished (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence in accordance with such Person’s customary procedures for handling confidential of the same nature. Notwithstanding the foregoing, Administrative Agent and each Lender may disclose Confidential Information to:  (a) their Affiliates, or any of their or their Affiliates’ directors, officers, employees, advisors, or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) any bank or financial institution or other entity to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Administrative Agent’s or such Lender’s business or that of their Representatives in connection with the exercise of such authority or claimed authority; (d) the extent necessary or appropriate to effect or preserve Administrative Agent or such Lender’s or any of their Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Administrative Agent or such Lender or any of its Representatives; and (e) pursuant to any subpoena or any similar legal process so long as Borrower is, or has been, given notice of such legal process and the opportunity to seek a protective order. For purposes hereof, the term “Confidential Information” shall not include information that (x) is in Administrative Agent’s or such Lender’s possession prior to its being provided by or on behalf of Borrower and its Subsidiaries, provided that such information is not known by Administrative Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, Borrower, (y) is or becomes publicly available (other than through a breach hereof by Administrative Agent or such Lender), or (z) becomes available to Administrative Agent or such Lender on a nonconfidential basis, provided that the source of such information was not known by Administrative Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. Administrative Agent and each Lender acknowledges that (i) the Confidential Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material, non-public information and (iii) it will handle material non-public information concerning the Borrower or a Subsidiary in accordance with all Laws, including federal and state securities Laws applicable to Administrative Agent or such Lender, as applicable, provided that neither Administrative Agent nor any Lender shall in any way be responsible for compliance with such Laws by Borrower or any of its Subsidiaries and provided, further, that nothing in this sentence shall limit the right of Administrative Agent or any Lender to disclose Confidential Information as otherwise permitted in this Section 10.18.

10.19                 FURTHER ASSURANCES. Borrower and its Subsidiaries shall, at their expense and without expense to Administrative Agent or Lenders, do, execute and deliver such further acts and documents as any Lender or Administrative Agent from time to time reasonably requires for the assuring and confirming unto Lender of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

10.20                 HEADINGS. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

10.21                 TIME OF THE ESSENCE. Time is of the essence of the Loan Documents.

10.22                 FOREIGN LENDERS. Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) shall deliver to Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either Form W-8BEN or any successor thereto (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) of the IRS or such other evidence satisfactory to Borrower and Administrative Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement, and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Persons fail to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code. If any Governmental Authority asserts that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Administrative Agent therefor, including all penalties and interest and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

10.23                 REMOVAL AND REPLACEMENT OF LENDERS.

Under any circumstances set forth in this Agreement providing that Borrower shall have the right to remove and replace a Lender as a party to this Agreement, Borrower may, upon notice to such Lender and Administrative Agent, remove such Lender by (i) non ratably terminating such Lender’s Commitment, and (ii) if being replaced, causing such Lender to assign its Commitment to one or more other Lenders or Eligible Assignees acceptable to Borrower, Administrative Agent and Issuing Lender; provided, however, that during the existence of any Event of Default, Borrower may not remove or replace a Lender pursuant to this Section 10.23. Any removed or replaced Lender shall be entitled to (x) payment in full of all principal, interest, fees and other amounts owing to such Lender or such Lender’s affiliated Indemnitees under any Loan Document through the date of termination or assignment (including any amounts payable pursuant to Section 3.5), (y) appropriate assurances and indemnities (which may include letters of credit) as such Lender may reasonably require with respect to its participation interest in any Letters of Credit and (z) a release of such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Acceptance covering such Lender’s Commitment, and shall otherwise comply with Section 10.4. Administrative Agent shall distribute an amended Schedule 2.1, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Commitments.

In order to make all Lender’s interests in any outstanding Extensions of Credit ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, Borrower shall pay or prepay, but only to the extent necessary, on the effective date thereof, all outstanding Extensions of Credit of the Lenders required to so be repaid or prepaid, together with any amounts due under Section 3.5. Borrower may then request Extensions of Credit from Lenders in accordance with their revised Pro Rata Shares with respect to the Extensions of Credit so repaid or prepaid.

10.24                 GOVERNING LAW.

(a)                             THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE

COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO. BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.25                 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.26                 ENTIRE AGREEMENT. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

[SIGNATURES ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date fast above written.

WIRELESS FACILITIES, INC., a Delaware corporation, as Borrower		KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and Lender

By:	/s/ Scott M. Brickner	By:	/s/ Raed Y. Alfayourmi

Name:	Scott M. Brickner	Name:	Raed Y. Alfayourmi

Title:	Treasurer	Title:	Vice President

Signature Page to Credit Agreement

EXHIBIT A

FORM OF REQUEST FOR EXTENSION OF CREDIT

Date:

To:                              KeyBank National Association

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of October 2, 2006, between Wireless Facilities, Inc., a Delaware corporation (“Borrower”) and, Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent, Lender and Issuing Lender with KeyBanc Capital Markets as designated Sole Arranger and Sole Book Manager (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”) the terms defined therein being used herein as therein defined).

The undersigned hereby requests (select one):

☐                                    A Borrowing of Loans                         ☐                                    A Conversion or Continuation of Loans

1.                                       On

2.                                       In the amount of $

3.                                       Comprised of [Offshore Rate or Base Rate]

[type of Loan requested]

4.                                       If applicable:  with an Interest Period of [1, 2, 3 or 6] months.

The foregoing request complies with the requirements of Section 2.1 of the Agreement. Other than in connection with a Conversion or Continuation of Loans, the undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect to the Extension of Credit:

(a)                                  The representations and warranties made by Borrower in the Agreement, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection therewith, are and will be correct on and as of the date of this Extension of Credit, except to the extent that such representations and warranties specifically refer to any earlier date; and

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(b)                                 No Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to this Extension of Credit.

WIRELESS FACILITIES, INC., a Delaware corporation, as Borrower

By:

Name:

Title:

A-2

EXHIBIT B

COMPLIANCE CERTIFICATE

FINANCIAL STATEMENT DATE:

To:                              KeyBank National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement as of October 2, 2006 between WIRELESS FACILITIES, INC., a Delaware corporation (“Borrower”), Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent and Issuing Lender with KeyBanc Capital Markets as designated Sole Arranger and Sole Book Manager (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

The undersigned Responsible Officer hereby certifies as of the date hereof that he is the of Borrower, and that, as such, he is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Borrower, and that:

[Use following for fiscal year-end financial statements]

1.                                       Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.1(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following for fiscal quarter-end financial statements]

l.                                          Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.1 (b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such periods, subject only to normal year-end audit adjustments and the absence of footnotes.

2.                                       The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his supervision, a detailed review of the transactions and conditions (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3.                                       A review of the activities of Borrower during such fiscal period has been made under my supervision with a view to determining whether during such fiscal period Borrower performed and observed all its respective Obligations under the Loan Documents, and

[select one]

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[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of all such Defaults and its nature and status:]

4.                                       The following financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                              ,          .

WIRELESS FACILITIES, INC., a Delaware corporation, as Borrower

By:

Name:

Title:

B-2

SCHEDULE 2
TO THE COMPLIANCE CERTIFICATE
($ IN 000’S)

Section 7.12(a) - Total Leverage Ratio.

Indebtedness at Statement Date (as calculated below):

Actual / /

A.	Borrowed Money and obligations evidenced by bonds, debentures, notes or other similar instruments	USD$0
B.	Letters of Credit and similar instruments	USD$0
C.	net obligations under Swap Contracts (other than interest rate and foreign exchange swap transactions)	USD$0
D.	deferred purchase price of property	USD$0
E.	indebtedness secured by a Lien on property of Borrower or its Subsidiaries	USD$0
F.	Capital Leases and Synthetic Lease Obligations	USD$0
G.	all obligations under asset securitization financing transactions (other than non-recourse sales of receivables)	USD$0
H.	Guaranty Obligations	USD$0
I.	Indebtedness (Sum of A-H)	USD$0
J.	To the extent included in A-H above, Indebtedness with respect to earn-out payments and hold backs incurred pursuant to the Enco Systems Acquisition, the MRC Acquisition or other Permitted Acquisition	USD$0
K.	cash on hand and cash equivalents	USD$0
L.	Total Indebtedness (Indebtedness shown on line I above less lines J and K)	USD$0

Consolidated EBITDA(1) measured on a rolling four quarter basis for the four fiscal quarters ended as of the Statement Date (“Subject Period”):

(1)                                  For purposes of calculating Consolidated EBITDA for any period in connection with each of the Total Leverage Ratio and the Fixed Charge Coverage Ratio, if during such period the Borrower or any Subsidiary shall have made any Permitted Acquisition (but, for purposes of calculating the Fixed Charge Coverage Ratio, the only Permitted Acquisition referred to in this paragraph will be the MRC Acquisition) after June 30, 2006, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Permitted Acquisition as if such Permitted Acquisition occurred on the first day of such period and so long as the pro forma effect and add-backs may be derived from the Income Statement, as prepared in

		Actual / /	Actual / /	Actual / /	Actual / /	LTM / /
M.	Consolidated Net Income(2)	USD$0	USD$0	USD$0	USD$0	USD$0
N.	Consolidated Interest Charges	USD$0	USD$0	USD$0	USD$0	USD$0
O.	taxes based on income (refunds)	USD$0	USD$0	USD$0	USD$0	USD$0
P.	depreciation	USD$0	USD$0	USD$0	USD$0	USD$0
Q.	amortization	USD$0	USD$0	USD$0	USD$0	USD$0
R.	non-cash stock based compensation	USD$0	USD$0	USD$0	USD$0	USD$0
S.	non-cash costs from discontinued operations, disposal of assets or changes to GAAP	USD$0	USD$0	USD$0	USD$0	USD$0
T.	amount of earn-out or similar payments required to be reported as compensation	USD$0	USD$0	USD$0	USD$0	USD$0
U.	amount of non-recurring cash charges resulting from discontinued operations and disposal of assets in an amount not to exceed $7,500,000 in any period of four consecutive fiscal quarters(3)	USD$0	USD$0	USD$0	USD$0	USD$0
V.	Consolidated EBITDA (M plus (to the extent deducted in the calculation of Consolidated Net Income) the sum of N-U)	USD$0	USD$0	USD$0	USD$0	USD$0

Total Leverage Ratio at                           , 20    (L divided by V)                  to 1.00

In Compliance for the Fiscal Quarter ended                                            ?                   Yes ☐             No ☐

connection with the Permitted Acquisition, as approved by the Administrative Agent (which approval shall not be unreasonably withheld).

(2)                                  In determining Consolidated Net Income, all items of gain, income, loss or expense that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring (but do not fall within clauses (N)-(U) shall be excluded from such Consolidated Net Income.

(3)                                  In the event for any period of four consecutive fiscal quarters calculated without giving effect to this clause (U), the Total Leverage Ratio (for such period) is greater than 2.00 to 1.00, the amount permitted to be added back pursuant to this clause (U) for such four quarter period and the immediately preceding four consecutive fiscal quarters shall not exceed $10,000,000 in the aggregate.

Section 7.12(b) - Liquidity Ratio.

A.                                   Current assets at Statement Date (cash, cash equivalents, marketable securities, accounts receivable (excluding accounts receivable owing from any affiliate, shareholder or employee)):  $

B.                                     Current liabilities at Statement Date: $

Liquidity Ratio at                           , 20    (A divided by B)               to 1.00

In Compliance for the Fiscal Quarter ended                                  ?                                                 Yes ☐             No ☐

Section 7.12(c) – Fixed Charge Coverage Ratio.

FIXED CHARGE COVERAGE RATIO
(A) EBITDA plus rent expense (for rolling four quarters)
		Actual / /	Actual / /	Actual / /	Actual / /
Add:	Consolidated EBITDA from above
consolidated operating lease expenses

EBITDAR: (A)

(B) Charges

Add:                                         consolidated capital expenditures

Consolidated Interest Charges

consolidated operating lease expenses

consolidated cash income taxes paid

Less:                                        consolidated cash income tax refunds received

Fixed Charges: (B)

Fixed Charge Coverage Ratio: (A) divided by (B)

Minimum Required:

Compliance:	Yes	☐	No	☐

EXHIBIT C

FORM OF NOTE

$	, 200

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                 (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of                                  ($                         ), or such lesser principal amount of Loans (as defined in the Credit Agreement referred to below) payable by Borrower to Lender on such Maturity Date under that certain Credit Agreement, dated as of October 2, 2006, among Borrower, Lenders from time to time party thereto, KeyBank National Association, as Administrative Agent and Issuing Lender with KeyBanc Capital Markets as designated Sole Arranger and Sole Book Manager (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times as are specified in the Agreement.

All payments of principal and interest shall be made to Administrative Agent for the account of Lender in United States dollars in immediately available funds at Administrative Agent’s Payment office.

If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the “Notes” referred to in the Agreement. Reference is hereby made to the Agreement for rights and obligations of payment and prepayment, events of default and the right of Lender to accelerate the maturity hereof upon the occurrence of such events. Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Borrower agrees to pay all collection expenses, court costs and Attorney Costs (whether or not litigation is commenced) which may be incurred by Lender in connection with the collection or enforcement of this Note, all as further set forth in the Agreement.

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THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

WIRELESS FACILITIES, INC., a Delaware corporation, as Borrower

By:

Name:

Title:

C-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid this Date	Outstanding Principal Balance This Date	Notation Made by

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to that certain Credit Agreement dated as of October 2, 2006 between Wireless Facilities, Inc., a Delaware corporation (“Borrower”), Lenders from time to time party thereto, KeyBank National Association, as Administrative Agent and Issuing Lender with KeyBanc Capital Markets as designated Sole Arranger and Sole Book Manager (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined).

The Assignor identified on Schedule 1 hereto (“Assignor”) and the Assignee identified on Schedule 1 hereto (“Assignee”) agree as follows:

1.                                       Assignor hereby irrevocably sells and assigns to Assignee without recourse to Assignor, and Assignee hereby irrevocably purchases and assumes from Assignor without recourse to Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to Assignor’s rights and obligations under the Agreement with respect to those Commitment(s) and Outstanding Obligations contained in the Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Commitment”; collectively, the “Assigned Commitments”), in the principal amount for each Assigned Commitment as set forth on Schedule 1 hereto.

2.                                       Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any of its Subsidiaries or any other obligor or the performance or observance by Borrower or any of its Subsidiaries or any other obligor of any of its respective obligations under the Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3.                                       Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.1 or 6.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon Assignor, Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are

D-1

delegated to Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Agreement and will perform in accordance with its terms all the obligations which by the terms of the Agreement are required to be performed by it as a Lender.

4.                                       The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to Administrative Agent and to Borrower for its consent (if such consent is required) and, if such consent is granted, for acceptance and recording by Administrative Agent pursuant to the Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by Administrative Agent.

5.                                       Upon such consent, acceptance and recording, from and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignee whether such amounts have accrued prior to or on or after the Effective Date. Assignor and Assignee shall make all appropriate adjustments in payments by Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.                                       From and after the Effective Date, (a) Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

7.                                       This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

D-2

SCHEDULE 1 TO ASSIGNMENT AND ACCEPTANCE

Commitment Assigned	Amount of Outstanding Obligations Assigned	Pro Rata Share Assigned (set forth to at least 8 decimals)

Effective Date of Assignment:                                    ,

D-1

[ASSIGNOR]

By:

Name:

Title:

[ASSIGNOR]

By:

Name:

Title:

The undersigned hereby consent to the within assignment:

WIRELESS FACILITIES, INC. a Delaware corporation

By:

Name:

Title:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

D-2

SCHEDULE 5.1

MATERIAL DOMESTIC SUBSIDIARIES AND
FIRST-TIER MATERIAL FOREIGN SUBSIDIARIES

1.                                       Domestic Subsidiaries that are Material Subsidiaries

a.                                        SecurePlanet, Inc., a Delaware corporation

b.                                       WFI Delaware Inc., a Delaware corporation

c.                                        WFI Georgia Inc., a Georgia corporation

d.                                       WFI Texas, Inc., a Texas corporation

e.                                        WFI NMC Corp., a Delaware corporation
f.                                          WFI Southwest L.P., a Texas limited partnership

g.                                       WFI Government Services, Inc., a Delaware corporation

h.                                       Defense Systems, Incorporated, a Virginia corporation

i.                                           JMA Associates, Inc., a Delaware corporation

j.                                           Madison Research Corporation, an Alabama corporation

2.                                       First-Tier Material Foreign Subsidiaries:

a.                                       Wireless Facilities International Limited, a United Kingdom corporation

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SCHEDULE 7.4

DISPOSITION OF PROPERTY

The Disposition of property made pursuant to the Patent Purchase Agreement dated September 21, 2006, by and between Wireless Facilities, Inc., as seller, and Yoshimi Ltd., Limited Liability Company, as purchaser.

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